AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                                   NOVEMBER 4, 1996
                                                        REGISTRATION NO. 333
     =================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                        -------------------------------------
                                       FORM S-1
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                        -------------------------------------
                             GENERAL BEARING CORPORATION
                (Exact Name of Registrant as Specified in its Charter)
            Delaware                3562              13-2796245
           ---------              --------           ------------

        (State or other      (Primary Standard     (I.R.S. Employer
        jurisdiction of          Industrial         Identification
        incorporation or    Classification Code         Number)
         organization)            Number)

                                    44 High Street
                              West Nyack, New York 10994
                                    (914) 358-6000
            (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
          -----------------------------------------------------------------

                                   DAVID L. GUSSACK
                                      President
                             General Bearing Corporation
                                    44 High Street
                              West Nyack, New York 10994
                                    (914) 358-6000
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)
          -----------------------------------------------------------------
                   Please address a copy of all communications to:

            STEVEN L. WASSERMAN,                    JAMES M. JENKINS, ESQ.
                    ESQ.                            Harter, Secrest & Emery
             Reid & Priest LLP                         700 Midtown Tower
            40 West 57th Street                      Rochester, New York
            New York, New York                               14604
                   10019                                (716) 232-6500
               (212) 603-2000

          -----------------------------------------------------------------
          Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
                 ----------------------------------------------------
                           CALCULATION OF REGISTRATION FEE

                                            PROPOSED    PROPOSED
       TITLE OF EACH CLASS                  MAXIMUM      MAXIMUM
               OF             AMOUNT TO     OFFERING    AGGREGATE    AMOUNT OF
        SECURITIES TO BE         BE          PRICE      OFFERING   REGISTRATION
           REGISTERED       REGISTERED(1) PER SHARE(2)  PRICE(2)        FEE
     Common Stock, par        1,150,000      $10.00    $11,500,000    $3,485
     value $.01 per share

     (1) Includes 150,000 shares of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any. See "Underwriting."

     (2) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the registration fee.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
     ===========================================================================

     PROSPECTUS                 Subject to Completion
                    Preliminary Prospectus dated November   , 1996

                                   1,000,000 Shares
                             GENERAL BEARING CORPORATION
                                     COMMON STOCK

          All of the shares of Common Stock, par value $.01 per share, offered hereby are being sold by General Bearing Corporation, a Delaware corporation (the "Company"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company, and there can be no assurance that an active market will develop. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share of Common Stock. The offering price of the Common Stock will be determined by negotiation between the Company and H.J. Meyers & Co., Inc., the representative ("Representative") of the several underwriters ("Underwriters"), and is not necessarily related to the Company's asset value or any other established criterion of value. For the method of determining the initial public offering price of the Common Stock, see "Risk Factors" and "Underwriting." The Company has applied for listing of the Common Stock on the NASDAQ SmallCap Market and The Pacific Stock Exchange under the symbol "GENB."
                          ---------------------------------

       THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED
               ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE
                 INVESTMENT.  SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                           --------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           UNDERWRITING
                               PRICE TO   DISCOUNTS AND   PROCEEDS TO
                                PUBLIC    COMMISSIONS(1)  COMPANY(2)

      Per Share . . . . . .      $             $             $

      Total(3)  . . . . . .   $             $             $

     (1) Does not include additional compensation to be received by the Representative in the form of (i) a non-accountable expense allowance
          of $         (or $         if the Underwriters'  over-allotment option
          described in footnote (3) is exercised in full); and (ii) warrants to purchase up to 100,000 shares of Common Stock at $ per share (that being 120% of the initial public offering price), exercisable over a period of four years, commencing one year from the date of this Prospectus (the "Representative's Warrants"). In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting."

     (2)  Before  deducting expenses  of  the Offering  payable by  the Company,
          estimated at $        , including the Representative's non-accountable
          expense allowance.

     (3) The Company has granted the Underwriters an option, exercisable within 45 business days of the date of this Prospectus, to purchase up to 150,000 additional shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. If all such additional shares of Common Stock are purchased, the total price to public, underwriting discounts and commissions and proceeds
          to Company will be increased  to $         , $        and $          ,
          respectively.  See "Underwriting."

          The shares of Common Stock are offered on a "firm commitment" basis by the Underwriters when, as and if delivered to and accepted by the Underwriters, and subject to prior sale, withdrawal or cancellation of the offer without notice. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the offices of H.J. Meyers & Co., Inc., 1895 Mt. Hope Avenue, Rochester, New York 14620 on or
     about            , 1996.
                               ------------------------
     H.J. MEYERS & CO., INC.
     The date of this Prospectus is November __, 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The General is a trademark of, and Hyatt is a trademark licensed to, the Company. This Prospectus also includes names, tradenames and trademarks of other companies.

                                  PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and must be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should consider carefully the information set forth under "Risk Factors." Unless otherwise indicated, (i) the information set forth in this Prospectus assumes no exercise of the Underwriters' over-allotment option and (ii) all share and per share data gives effect to a 3,000-for-one stock split effective as of October 10, 1996. Certain of the information contained in this Prospectus Summary and elsewhere in this Prospectus, including information with regard to the Company's strategy for expanding operations and market share and related financing requirements, are forward looking statements. For a discussion of important factors that could affect such matters, see "Risk Factors." All references to the Company's operations for a particular fiscal year refer to the 52-53 week period ending on the last Saturday in December of such year. The 26 week periods ending June 30, 1995 and June 29, 1996 are referred to herein as the "1995 Interim Period" and the "1996 Interim Period," respectively.


                                     THE COMPANY

          General Bearing Corporation (the "Company") manufactures, sources, assembles and distributes a variety of bearing components and bearing products, including ball bearings, tapered roller bearings, spherical roller bearings and cylindrical roller bearings under the Hyatt and The General trademarks. The Company supplies original equipment manufacturers ("OEMs") and the industrial aftermarket principally in the United States ("U.S.") and Canada. The Company's products are used in a broad range of applications, including automobiles, railroad cars, locomotives, trucks, office equipment, machinery and appliances.

          The Company operates in two divisions: the OEM Division, which supplies OEMs, and the Distribution Division, which serves distributors that supply the repair and maintenance aftermarket and small OEMs. Current OEM Division customers include automotive and locomotive divisions of General Motors Corporation ("GM"), Gunite Corporation, Strick Corporation, Trinity Industries, Burlington Northern and Xerox Corporation. The Distribution Division has customers ranging in size from Motion Industries and Bearings, Inc., each of which has more than 400 outlets, to independent single outlet operations. The Distribution Division's individual shipments are typically smaller in volume but have higher gross margins.

          Through  flexibility  in  manufacturing   and  sourcing,  as  well  as
     attentive customer service, the Company strives to be a reliable, innovative and cost effective provider of bearing components and products to the approximately $5 billion per year U.S. bearing market. The Company's strategy to accomplish this objective includes the following:

          * PROVIDE HIGH QUALITY PRODUCTS AND SUPERIOR CUSTOMER SERVICE. The Company maintains a detailed and extensive Quality Assurance Program and has been certified to the M 1003 standard by the Association of American Railroads ("AAR") and the MIL-I-45208 standard by General Dynamics, a military contractor. The Company currently is taking steps to obtain ISO 9001 and QS 9000 registrations from the International Standards Organization ("ISO"). The Company also requires that both its affiliated and unaffiliated suppliers conform to Company and customer quality and engineering standards. Certain of the Company's products also have been specifically certified by the AAR for use in locomotives and railroad cars. In addition, leading automobile and truck trailer manufacturers and national distributors of bearings have qualified the Company as an authorized supplier. These certifications and qualifications, which often take significant time to obtain because of testing and other requirements, enable the Company to supply large markets currently served by a limited number of competitors and to which the Company's access had been limited previously.

          * PRESENCE IN CHINA. In 1987, the Company formed a joint venture, Shanghai General Bearing Co. Ltd. ("SGBC"), in the People's Republic of China ("PRC") to establish a low cost, quality controlled source for bearings and bearing components. The Company has formed other joint ventures in the PRC, and it continues to investigate joint venture opportunities. The Company believes that potential customers in the U.S. intending to establish or expand manufacturing and other facilities in the PRC have, and will continue to have, an incentive to purchase bearings from the Company in order to satisfy Chinese counterpurchasing and local content requirements. In addition, the U.S. Department of Commerce ("Commerce") has granted a preliminary order with respect to SGBC revoking the applicability to it of an antidumping order covering tapered roller bearings ("TRBs") issued in 1987. A final determination revoking the antidumping order as it applies to SGBC would result in a direct benefit to the Company and SGBC by eliminating costs associated with antidumping duties, yearly antidumping investigations and other compliance requirements. The Company knows of no such revocations pending for other companies and believes its own revocation, if granted, will provide it with a competitive advantage.

          * MANUFACTURING AND SOURCING FLEXIBILITY. The Company operates on the principle that a flexible method of combining product and component purchasing with its own manufacturing and assembly capabilities can provide customers with high quality products and cost advantages. The Company uses its manufacturing, engineering and purchasing expertise to determine the highest quality and most cost effective methods of production. The Company currently sources bearing components and products from approximately 24 factories outside the U.S. In order to maintain the Company's flexibility to change within the marketplace, the Company typically limits the term of its supply contracts to not more than one year.

          * NICHE MARKET PRODUCTS. Since 1992, the Company increasingly has emphasized the sale of special and niche market bearings. Special bearings are manufactured according to the design specifications of a particular customer, often in cooperation with the Company's engineering staff. Niche market bearings are used in specific industries served by a limited number of manufacturers and are often sold at higher profit margins than standard bearings. Sales of special and niche market bearings by the Company have increased by approximately 40% from fiscal 1993 to fiscal 1995.

          * IMPROVED FINANCIAL POSITION AND CUSTOMER CONFIDENCE. In September 1991, the Company filed for bankruptcy protection as a result of its inability to meet its obligations under a loan it incurred to acquire the assets of Hyatt Clark Industries ("Hyatt"), formerly a division of GM. In connection with the Company's reorganization, the Company took significant steps to improve its operations and financial position and reestablish the well-known Hyatt brand. As a result of these efforts, the Company increased its sales from approximately $27.3 million in fiscal 1993, the last year in which the Company operated in bankruptcy, to approximately $42.1 million in fiscal 1995, and reported operating income of $354,000 for fiscal 1995 despite an approximately $2.2 million charge due to customer damage claims, compared to an operating loss of $387,000 for fiscal 1993. During the 1996 Interim Period, the Company recorded operating income of approximately $1.5 million. During the bankruptcy, the Company lost its status as an approved vendor to certain distributors of bearings and bearing products. The Company believes that as a result of the Offering it may be redesignated as an approved vendor by certain of such distributors, enabling the Company to increase its distribution sales. The Company also believes that the Offering will enhance customer confidence in the Company's ability to undertake projects requiring greater capital commitments by the Company.


          As a result of the Company's improved financial condition, certifications and qualifications, a favorable operating environment for its Chinese joint ventures, its manufacturing and sourcing expertise and focus on niche markets, the Company believes it is well positioned to increase sales and profitability.

          The  Company was  incorporated  in 1958  by  Seymour I.  Gussack,  its current Chairman of the Board of Directors. The Company's principal executive offices are located at 44 High Street, West Nyack, New York 10994, and its telephone number is (914) 358-6000.

                                SUMMARY FINANCIAL DATA
                   (in thousands, except per share and share data)
                            52-53 Week Period Ended       26 Week Period Ended
                        December   December    December     June        June
                           25,        31,        30,         30,         29,
                          1993       1994        1995        1995       1996

                        --------    -------    -------
                                                           -------    --------
     STATEMENT OF
     OPERATIONS DATA:
     Sales. . . . . .   $27,254   $37,032    $42,070       $22,853     $21,007


     Gross profit  . .    6,529     8,548     10,001         5,540       5,261

     Provision for
     customer damage
     claims  . . . . .       --        --      2,152(2)    2,152(2)         --


     Operating income
     (loss)  . . .         (387)      874        354          (444)      1,509

     Income (loss)
     before
       extraordinary
     income  . . . . .     (365)      255     (1,729)       (2,265)        517

     Extraordinary
     item  . . . . . .   15,836(1)    108          -             -           -


     Net income
     (loss). . . . . .   15,471       363     (1,729)       (2,265)        517

     Net income (loss)
     per share . . . .       .67      .12       (.58)        (.76)         .17


     Shares used in
     calculating net
       income (loss)
     per share(3). . .
                     23,125,000   3,000,0003,000,000     3,000,000   3,000,000

                                                  JUNE 29, 1996
                                             -----------------------------------
     -
     BALANCE SHEET DATA:                     ACTUAL    AS ADJUSTED(4)
                                             -----------------------------------
     -

     Working capital . . . . . . . . . . . . . . . . . .  $03,359        $
     Total assets  . . . . . . . . . . . . . . . . . . . . 24,401
     Current liabilities . . . . . . . . . . . . . . . . . 17,226
     Long-term debt (less current maturities)  . . . . . .  4,717
     Stockholders' equity  . . . . . . . . . . . . . . . .  2,458

     (1) In December 1993, the Company emerged from a bankruptcy reorganization which commenced in September 1991. In connection with its Plan of
          Reorganization, the Company issued to World Machinery Company ("World"), which prior to the Offering owned all of the Company's Common Stock, (i) a 6% Secured Promissory Note due 1998 in the original principal amount of $2.5 million (the "Secured Note"), (ii) a non-interest bearing, Unsecured Promissory Note in the principal amount of $750,142 payable in annual installments of $125,000 commencing December 1993 (the "Installment Note") and (iii) 1,000 shares of Common Stock, in exchange for a note in the original principal amount of $12.0 million, together with accrued interest thereon in the amount of $2,701,416 (the "Discharged Obligation"). World acquired the Discharged Obligation from Wells Fargo Bank N.A.("Wells Fargo"), which provided financing for the Company's purchase of Hyatt in March 1987 and for working capital. The difference between the amount of the Discharged Obligation and the principal amounts of the notes and the value attributed to the Common Stock issued to World in exchange for the Discharged Obligation, $11,451,174, has been recorded as "Extraordinary Income settlement of debts at a discount." In addition, unsecured creditors of the
          Company were offered a cash settlement equal to 5% of their outstanding pre-petition claims or, in the alternative, 10% of such claims, payable 2% per year for five years, which resulted in an additional reduction in obligations of $3,974,480. See "Risk Factors
              Bankruptcy Reorganization," "Company History," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Notes to Consolidated Financial Statements.
     (2) In April 1995, three railroads reported to the AAR problems with a total of eight bearings which had overheated due to friction that was attributed to misplaced seals on the Company's tapered journal bearings. The Company agreed with the AAR to recall and replace all Company tapered journal bearings that had been shipped. In anticipation of the expenses related to the reimbursement, recall and rework, the Company accrued a one-time charge of approximately $2.2
          million in fiscal 1995.  See "Risk Factors   Product Recall."
     (3) For an explanation of the number of shares used to calculate net income (loss) per share, see "Consolidated Financial Statements Summary of significant accounting policies."
     (4) Adjusted to reflect the application of the estimated net proceeds of this Offering, after deducting underwriting discounts and commissions and estimated Offering expenses. See "Use of Proceeds" and "Capitalization."

                                     THE OFFERING
     Common Stock Offered by
     the Company . . . . . . . . . . . . . 1,000,000 shares
     Common Stock to be Outstanding
     after the Offering(1) . . . . . . . . 4,000,000 shares

                                           Expansion of manufacturing capacity,
                                           working capital and general corporate
     Use of Proceeds . . . . . . . . . . . purposes
     Proposed NASDAQ SmallCap and
     Pacific Stock Exchange Symbol . . . . "GENB"

     ----------------------------------

     (1) Excludes (i) 500,000 shares reserved for issuance pursuant to the Company's 1996 Stock Option and Performance Award Plan ("1996 Option Plan"), of which options to purchase 257,500 shares of Common Stock at the price offered to the public in the Offering have been granted subject to certain vesting periods, and (ii) 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrants.

                                     RISK FACTORS

             An investment in the Common Stock offered hereby involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus (including the financial statements and notes thereto), the following factors. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.


        BANKRUPTCY REORGANIZATION

             In 1987, the Company purchased the assets of Hyatt, a manufacturer of TRBs for automotive OEM and railway markets and cylindrical roller bearings for locomotive applications. In order to finance the purchase and related working capital requirements, the Company borrowed $12.0 million from Wells Fargo. As a result of a number of factors, including litigation between local residents and the Town of Orangetown, New York challenging the establishment of a Company production facility, the Company was delayed in reestablishing the production of Hyatt products. During the litigation, the Company continued to maintain the Hyatt assets and related executive, maintenance and production staff at the facility in New Jersey at which they had been located. However, the Company could not operate the facilities without potentially incurring liability as an operator under applicable environmental laws. The expenses incurred to maintain the assets and staff before production commenced materially and adversely affected the Company's financial position. In addition, the delays adversely affected the Company's efforts to regain Hyatt's market share for journal boxes (locomotive axle bearings), traction motor bearings (part of the drive motor of a locomotive) and TRBs (automobiles). Sales of journal boxes and traction motor bearings by the Company were limited to $776,000 in 1987 and approximately $2.0 million in 1988, compared to sales by Hyatt of approximately $11.0 million in 1986. In addition, Hyatt sales of TRBs aggregated approximately $70.3 million in 1985 and the Company did not have any sales of such Hyatt products for 1987 or 1988. As a result of a lack of sales, the Company became unable to meet its obligations under its loan agreement with Wells Fargo, and filed for protection under Chapter 11 of the U.S. Bankruptcy Code in September 1991. In connection with its reorganization in bankruptcy, the Company took significant steps to improve its operations and financial position, leading to profitability in 1994. The Company's long-term viability, however, will depend upon its ability to sustain profitable results of operations. There can be no assurance that such results can or will be sustained. See "Company History."

        PRODUCT RECALL

             In January 1995, the Company initiated shipments of Hyatt tapered journal bearings (a type of TRB), which are used in the manufacture and maintenance of railroad freight cars. Through April 1995, the Company shipped approximately 10,000 tapered journal bearings to five railroad car manufacturing customers: Trinity Industries, Inc. ("Trinity"), National Steel Car Company, Thrall Car Manufacturing, TTX Company and American Allied Railway Equipment Company. During
        April 1995, three railroads, CSX, Burlington Northern and Southern Pacific, reported to the AAR problems with a total of eight bearings, which had overheated due to friction that was attributed to misplaced seals. The AAR and the Company investigated the reports and the AAR issued a warning notice to all railroads. The Company agreed with the AAR to recall and replace all Company bearings which had been shipped. Claims were submitted to the Company by railroad car manufacturers and railroads for replacement bearings and damages, including incidental damages, related to the recall. In anticipation of the expenses related to the reimbursement, recall and rework, the Company accrued a one-time charge of approximately $2.2 million in fiscal 1995, which resulted in the Company incurring a net loss of approximately $1.8 million for fiscal 1995. As of June 29, 1996, the Company had replaced all recalled tapered journal bearings and had paid more than 90% of the claims. The Company satisfied approximately 83% of the claims by shipping new tapered journal bearings. The Company's liability insurance carrier agreed to reimburse the Company approximately $440,000 for certain claims attributable to incidental damages, of which approximately $395,000 has been received by the Company through September 1996. After completing its investigation, in September 1995, the AAR approved the Company's tapered journal bearings for use in railroad freight cars, conditioned upon the Company providing information to the AAR about the number of bearings returned from service, submitting a written proposal for further handling of roller bearing components that were returned and making arrangements for an AAR representative to witness the teardown of a sample of the recalled roller bearings. The Company satisfied these conditions and, in addition to shipping bearings to replace those removed from railroad freight cars, has received orders for new tapered journal bearings from various customers. The Company believes that its Quality Assurance Program (as described herein) has reduced the possibility of future recalls. However, any additional recalls could have a material adverse effect on the Company's reputation, business, results of operations and financial condition. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Business."

        LOSS OF CERTIFICATIONS AND QUALIFICATIONS

             In order to supply certain OEMs, particularly automotive manufacturers and manufacturers of railroad freight cars and locomotives, the Company is required to qualify with such customers and may have to obtain certifications and registrations from the ISO, as well as other certifying organizations. There can be no assurance that the Company will be successful in maintaining its certifications or qualifications in the future. From time to time, the Company also may be subject to requirements by customers to obtain certifications and qualifications which it does not currently possess. GM has requested that the Company meet by December 1997 the QS 9000 standard, a standard jointly developed by GM, Ford Motor Company and Chrysler Corporation that has all the basic systems of ISO 9000 with additional requirements specific to the automotive industry. The Company is unable to anticipate or predict changes in the requirements to maintain existing certifications or qualifications, or to obtain additional ones. A failure to meet existing or additional certifications or qualifications requirements may have a material adverse effect on the business and results of operations of the
        Company.  See "Business   Quality and Customer Service Programs."

        OPERATING RESULTS

             The Company's industry is characterized by relatively narrow profit margins and the Company's earnings depend significantly on its ability to manufacture and distribute products efficiently and to source products and components on favorable terms. Operating results between 1987 and 1991 were adversely affected by the Company's inability to service debt incurred in connection with its acquisition of Hyatt, resulting in the Company's filing in 1991 for protection under the federal bankruptcy laws. However, the Company's performance has been, and future performance will, be subject to a number of factors, including those beyond its control. Such factors include, but are not limited to, economic downturns, increased competition and price increases of components, raw materials and finished products that the Company distributes. During periods of economic expansion, when industrial production is increasing, the demand for bearings normally increases. Likewise, during recessionary times, the bearing industry is affected adversely by declines in demand and possible increases in delinquent accounts receivable. In addition, operating results may be adversely affected by losses incurred at Company joint ventures, for which the Company accounts using the equity method. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Consolidated financial statements Summary of significant accounting policies."

        RELIANCE ON BORROWINGS UNDER REVOLVING CREDIT FACILITY; SUBSTANTIAL INDEBTEDNESS

             The Company has incurred substantial indebtedness to finance its needs for working capital in the form of a $15.0 million revolving credit facility ("the Revolving Credit Facility") from the Bank of New York Commercial Corporation ("BNYCC"). At September 11, 1996, the Company had indebtedness under the Revolving Credit Facility of approximately $10,751,000, representing approximately 437% of stockholders' equity as of June 29, 1996. Borrowings under the Revolving Credit Facility are secured by the Company's accounts receivable, inventory and various other assets, based on certain acceptable coverage ratios. The Revolving Credit Facility contains covenants which, among other things, limit the Company's ability to incur additional indebtedness and require the Company to maintain certain levels of working capital and satisfy other financial tests. The Company has obtained several amendments to the Revolving Credit Facility to increase the maximum amount permitted to be borrowed and to increase the percentage of receivables or inventory used to determine the amount available to be borrowed at any time. Since the beginning of fiscal 1994, BNYCC has agreed on two occasions to increase the amount available to be borrowed from the amount otherwise permitted by the applicable percentages of receivables and inventory (the "Overadvances"). In each case, the increase in availability was based, in part, upon the agreement of David L. Gussack, the Company's President, to personally guarantee payment of the Overadvances. In addition, BNYCC may require the establishment of such reserves as it may reasonably deem proper and necessary from time to time, thus reducing the amounts that may otherwise be borrowed under the Revolving Credit Facility. There can be no assurances that BNYCC will agree to any future Overadvances, that David L. Gussack will provide, if needed, additional personal guarantees or that BNYCC not require additional reserves. As a result of the effects of the recall of tapered journal bearings, as of December 31, 1995, the Company was not in compliance with covenants requiring the maintenance of minimum tangible net worth and of fixed charge coverage rates. BNYCC agreed to waive such noncompliance and amended such covenants. There can be no assurances, however, that BNYCC will grant any such waivers or amendments in the future. As of June 29, 1996, the Company was in compliance with all covenants under the Revolving Credit Facility and all Overadvances due had been repaid. The Revolving Credit Facility expires in June 1998. Based upon the Company's performance and 20 year relationship with BNYCC, the Company intends to request and believes it may be able to obtain more favorable terms on the Revolving Credit Facility upon the completion of the Offering, although there can be no assurances it will be able to do so. The Company's high level of indebtedness has the following important consequences: (i) significant interest expense resulting in substantial annual fixed charges; (ii) significant limitations on the Company's ability to obtain financing, fund working capital requirements, make capital expenditures and acquisitions and take advantage of other significant business opportunities that may arise; and (iii) increased vulnerability to adverse general economic and industry conditions. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

        COMPETITION

             The ball and roller bearing industry is highly competitive. The Company believes that competition in the industry is based principally on engineering, experience, quality, price and the ability to meet customer delivery requirements. Price competition in the industry affects the Company's ability to increase prices on certain products and, in some cases, subjects the Company to pressure from its customers to reduce prices. While efforts to improve its manufacturing and assembly processes have permitted the Company to reduce costs through operating efficiencies, thereby improving profitability, there can be no assurance that continued pricing pressure will not have a material adverse effect on the Company's operations. Additionally, many of the Company's competitors have greater financial resources than the Company and there can be no assurance that the Company will continue to be able to compete efficiently with these larger manufacturers. The Company's ability to compete with foreign based competitors also may be adversely affected by an increase in the value of the U.S. dollar relative to foreign
        currencies.  See "Business   Competition."

        RELIANCE ON UNAFFILIATED MANUFACTURERS

             The Company produces approximately 37% of the bearings that it sells and obtains another 24% of components and finished products from joint ventures in which it participates. The Company currently relies on approximately 82 unaffiliated manufacturers to produce the remaining 39% of the bearings that it distributes. The Company maintains long term relationships with its unaffiliated manufacturing sources, but does not have long term supply contracts with any of them. In the event any of the Company's key unaffiliated manufacturers become unable or unwilling to continue to manufacture the Company's products, the Company would have to rely on other current manufacturing sources or identify and qualify new unaffiliated manufacturers. In such event, there can be no assurance that the Company would be able to qualify such manufacturers for existing or new products in a timely manner or that such manufacturers would allocate sufficient capacity to the Company in order to meet the Company's requirements. Any significant delay in the Company's ability to obtain adequate supplies of its products from its current or alternative sources could materially and adversely affect the Company's business and results of operations. Additionally, although the Company believes that it has good relationships with its unaffiliated manufacturers and maintains good control with respect to product specifications and quality, there can be no assurance that these manufacturers will continue to produce products that are consistent with the Company's quality and performance standards. In this regard, the Company has occasionally received, and may in the future continue to receive, shipments of product from unaffiliated manufacturers that fail to conform to the Company's quality control standards. In such event, unless the Company is able to obtain replacement products in a timely manner, the Company risks the loss of revenue resulting from the sale of such products. The failure of any key unaffiliated manufacturer to supply products that conform to the Company's standards could materially and adversely affect the Company's results of operations and its reputation in the marketplace. Furthermore, if the Company experiences significant increased demand, which cannot be assured, or if an existing unaffiliated manufacturer needs to be replaced, the Company may need to significantly expand its manufacturing capacity, both from current and new manufacturing sources. There can be no assurance that such additional manufacturing capacity will be available when required on terms that are acceptable to the Company. See "Business Sourcing and Manufacturing."

        INTERNATIONAL OPERATIONS

             The Company imports over half of its raw materials, components and finished products from manufacturers, including joint ventures in which the Company participates, located outside of the U.S., primarily in the PRC. As a result, the Company's business is subject to the risks generally associated with doing business abroad, such as foreign governmental regulations, political unrest, disruptions or delays in shipments and changes in economic conditions in countries in which the Company's manufacturing sources, including both joint ventures and unaffiliated manufacturers are located. These factors, among others, could influence the Company's ability to manufacture its products or procure certain materials. If any such factors were to render the conduct of business in a particular country, including through joint ventures in which the Company participates, undesirable or impractical, there could be a material adverse effect on the Company's results of operations and financial condition. The Company's inventory purchases from manufacturers in the PRC, including both joint venture partners and unaffiliated manufacturers, generally are denominated in U.S. dollars. Unanticipated changes in the value of the U.S. dollar relative to the value of certain foreign currencies could have a material adverse effect on the Company's results of operations and financial condition. Additionally, the Company's business is subject to the risks associated with the imposition of additional U.S. legislation and regulations relating to the manufacture and importation of foreign manufactured products, including duties, tariffs, taxes and other charges or restrictions. The Company cannot predict whether additional U.S. duties, tariffs, taxes or other charges or restrictions will be imposed upon the importation of its products in the future, or what effect any such actions would have on its business, financial condition and results of operations. A significant portion of the Company's products is produced in the PRC. From time to time, the U.S. government has considered imposing punitive tariffs on certain exports from the PRC. Such sanctions, if implemented, could have a material adverse effect on the Company's results of operations and financial condition. In addition, the Company obtains approximately 24% of the bearings that it sells from joint ventures in which it participates. Although the Company believes that its participation in joint ventures improves its ability to monitor and control production and quality, the Company does not exercise complete control over any such joint venture and may be limited from exercising such control by local law. Moreover, changes in foreign government regulations, political unrest or other disruptions could threaten or result in the forfeiture of the Company's investments in joint ventures or further limit the Company's involvement in their governance or access to their products. See "Management's Discussion and Analysis of Results of Operation and
        Financial Condition" and "Business   Sourcing and Manufacturing."

        EFFECT OF ANTIDUMPING CLAIMS

             In May 1987, Commerce found that TRBs from certain countries, including the PRC, were being sold in the U.S. at less than fair value. Commerce subsequently issued antidumping orders imposing duties on the unfairly traded TRBs equal to the percentage difference between the selling prices in the U.S. and the foreign market value of the imported TRBs during specified review periods. The order applied to the Company's joint venture, SGBC, as a result of its exports to the Company from the PRC, although SGBC has never itself been found to have dumped any bearings or had imposed upon it any antidumping margin in any final determination by Commerce. In June 1995, SGBC requested a revocation of the order imposing antidumping duties with respect to its products. Commerce issued a preliminary order granting such revocation based upon, among other factors, SGBC not having sold TRBs
        at less than foreign market value for three consecutive years.   A
        final determination revoking the antidumping order as it applies to SGBC would result in a direct benefit to the Company and SGBC by eliminating costs associated with antidumping duties, yearly antidumping investigations and other compliance requirements.
        However, there can be no assurance that there will be a final determination revoking the antidumping order as it applies to SGBC or that the Company or any of its sources and affiliated manufacturers will not be subject to future antidumping claims. See "Business Manufacturing and Sourcing."

        PENDING LEGAL PROCEEDINGS

4             In February 1995, the Company and its indirect 50% subsidiary,
        WMW Machinery, Inc. ("WMW"), commenced an action in the U.S. District Court for the Southern District of New York against Werkzeugmaschinenhandel GmbH im Aufbau ("WEMEX"), Werner P. Muender, Treuhandanstalt and Bundesanstalt fur Vereinigungsbedingte Sonderaufgaben (collectively, the "Defendants") alleging, among other things, that: (i) WEMEX, the successor in liquidation to a former East German export agency, breached a joint venture agreement with the Company and a commercial sales agency agreement with WMW and violated its duties to the Company and WMW arising under such agreements; (ii) the Company relied to its detriment upon promises made by WEMEX to support WMW's marketing efforts; and (iii) Werner P. Muender, the liquidator of WEMEX, wrongfully converted property of WMW to his benefit. WMW also is seeking a declaratory judgment that any indebtedness it may owe to WEMEX be extinguished or diminished to the extent of existing value of machine tools purchased by WMW from or through WEMEX. Defendants answered the complaint, denying the allegations therein, and WEMEX asserted counterclaims against: (i) WMW for goods sold and delivered in the amount of $9,507,337; (ii) Seymour
        I. Gussack and WMW Machinery Company, Inc. ("WMW Machinery Co.") in the amount of $9,507,337, alleging that Seymour I. Gussack improperly caused the sale of WMW's assets to WMW Machinery Co.; and (iii) the Company in the amount of $9,507,337, alleging that the Company breached its fiduciary duty to WEMEX by failing to provide the working capital requirements of WMW. WMW, the Company, WMW Machinery Co. and Seymour I. Gussack have denied any liability to WEMEX and believe its counterclaims to be without merit. However, there can be no assurance the case will be resolved in a timely manner or settled to the satisfaction of the Company. Furthermore, the enforcement of an award favorable to the Company may be subject to further review by German courts. Defendants have also moved to dismiss the action based on various grounds including, among others, the Foreign Sovereign Immunities Act of 1976, the Act of State Doctrine, forum non conveniens, legal insufficiency of certain claims and improper venue. WMW, the Company, WMW Machinery Co. and Seymour I. Gussack have opposed Defendants' motion for dismissal, arguing that, if the Court dismisses the Company's claims, it should also dismiss the Defendants' counterclaims. There can be no assurance, however, that if the court dismisses the action in its entirety, the Defendants will not institute an action in Germany, which may be a less favorable forum for the Company. In addition, if the Defendants prevail in their counterclaim against the Company for the amount claimed and the Company is unsuccessful in its claims against the Defendants, there would be a material adverse effect on the Company's financial condition. See "Business Legal Proceedings."

        ENVIRONMENTAL COMPLIANCE

             The Company's operations involve the handling and use of substances, such as various cleaning fluids used to remove grease from metal, that are subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the soil, air and water and establish standards for their storage and disposal. Based on information compiled to date, management believes that the Company's current operations are in material compliance with applicable environmental laws and regulations, the violation of which would have a material adverse effect on the Company. There can be no assurance, however, that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect the Company's
        business or operations in the future.  See "Business   Environmental
        Compliance."

        DEPENDENCE ON EXISTING MANAGEMENT AND KEY PERSONNEL

             Seymour I. Gussack, Chairman of the Board of Directors of the Company, has been instrumental in the development and implementation of the Company's business strategy since the Company's inception in 1958. David L. Gussack, the Company's President, has been responsible for the daily operations of the Company since 1991 and has participated in the development of the Company's business strategy since 1987. Seymour I. Gussack currently devotes his time and attention primarily to matters of business strategy rather than to the daily operations of the Company. The loss or interruption of the continued services of either Seymour I. Gussack or David L. Gussack could have a material adverse effect on the Company. The Company does not have employment agreements with, or key man life insurance on, any of its directors, officers or employees, including Seymour I. Gussack and David L. Gussack. See "Management."

        BROAD DISCRETION IN USE OF PROCEEDS

             Approximately $5.5 million ( %) of the estimated $ million of net proceeds from this Offering (along with any net proceeds derived from the exercise of the Underwriters' over-allotment option) will be used by the Company for working capital and applied to general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. See "Use of Proceeds."

        TAX LOSS CARRYFORWARD

             At December 30, 1995, the Company had net operating loss carry forwards ("NOLs") aggregating approximately $13.2 million, which expire in various years through 2010. Under Section 382 of the Internal Revenue Code of 1986, as amended, (the "Code"), the amount of NOLs that can be used in any year is subject to restriction if an ownership change occurs. Under Section 382 of the Code, an "ownership change" occurs if the percentage of stock of the corporation owned actually or constructively by one or more "5-percent Shareholders" increases by more than 50 percentage points relative to the lowest percentage of stock of the corporation owned by such 5-percent Shareholders at any time during the statutory "testing period" (generally, the past three years). An ownership change will not occur as a result of this Offering. A "5-percent Shareholder" is a person who, at any time during the testing period, owns at least five percent of the stock of the corporation (not including certain nonvoting, nonparticipating preferred stock), and all stock owned by shareholders who are not 5-percent Shareholders is generally treated as being owned by one 5-percent Shareholder. Accordingly, future equity offerings by the Company or sales by its principal stockholder could limit the use of NOLs. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

        CONTROL BY EXISTING STOCKHOLDERS

             Upon completion of the Offering, World will hold approximately 75% of the Common Stock of the Company. World's two directors are Seymour I. Gussack and David L. Gussack, who own 19.6% and 17.6%, respectively, of the Common Stock of World. In addition, two other directors of the Company are stockholders of World. As a result, World will be in a position to control the management and policies of the Company, including, but not limited to, electing or removing the Company's Board of Directors, changing the core business of the Company, causing or restricting the sale of the Company, causing the Company to engage in transactions with affiliated companies and controlling the Company's dividend policy. See "Principal Stockholder."

        EFFECT OF CERTAIN ANTITAKEOVER PROVISIONS

             It is possible that the ability of the Company to issue Preferred Stock and certain provisions of the General Corporation Law of the State of Delaware may discourage other persons from making a tender offer for or acquiring substantial amounts of the Company's Common Stock. This could have the incidental effect of inhibiting changes in management and also may prevent temporary fluctuations in the market price for the Common Stock which can result from actual or rumored takeover attempts. In addition, the limited liability and indemnification provisions of the Company's Certificate of Incorporation and By-laws may discourage stockholders from bringing a lawsuit against directors for breaches of fiduciary duty and may also have the effect of reducing the likelihood of derivative litigation against directors and officers even though such action, if successful, might otherwise have benefitted the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent that costs of settlement and damage awards against the Company's directors and officers are paid by the Company pursuant to the indemnification provisions of its Certificate of Incorporation or the indemnity provisions described above. See "Description of Capital Stock."

        EFFECT OF BLANK CHECK PREFERRED STOCK

             The authorized capital stock of the Company includes 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of any series of Preferred Stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares of such series then outstanding). Because the terms of the Preferred Stock can be fixed by the Board of Directors without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of the Company or to make the removal of management more difficult. The Board of Directors, without stockholder approval, could issue Preferred Stock with dividend, voting and conversion rights which could adversely affect the rights of the holders of Common Stock. See "Description of Securities."

        DILUTION

             This Offering involves immediate and substantial dilution between the net tangible book value per share of Common Stock after the Offering and the per share public offering price. See "Dilution."

        DIVIDEND POLICY

             The Company's management expects that all of the Company's future earnings, if any, will be retained for expansion or development of the Company's business and that no dividends will be declared or paid for the foreseeable future. See "Dividend Policy."

        ABSENCE OF PRIOR PUBLIC MARKET; DETERMINATION OF OFFERING PRICE

             Prior to the Offering, there was no public market for the Common Stock. The Company has applied for inclusion of the Common Stock in the Nasdaq SmallCap Market and on the Pacific Stock Exchange. There can be no assurance, however, that an active trading market will develop in the Common Stock or that purchasers of the shares of Common Stock will be able to resell their shares at prices equal to or greater than the initial public offering price. The market for the Common Stock will depend upon, among other things, the number of holders thereof, the interest of securities dealers in maintaining a market for the Common Stock and other factors beyond the control of the Company. The initial public offering price will be determined by negotiation between the Company and the Representative and may not reflect the market price of the Common Stock after the Offering. See "Underwriting" for factors considered in determining the initial public offering price. The trading price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, general trends in the Company's industry and other factors.

        SHARES ELIGIBLE FOR FUTURE SALE

               The Company is unable to predict the effect that sales made under Rule 144 under the Act (as defined below) or otherwise may have on the market price of the Common Stock, but such sales could have a depressive effect in the public market price of the Common Stock offered hereby and may impair the Company's ability to raise additional capital by the sale of its equity securities. See "Shares of Common Stock Eligible for Future Sale."


        EXERCISE OF REPRESENTATIVE'S WARRANTS

             The Company has sold warrants for the purchase of Common Stock to the Representative for nominal consideration as compensation for its services in this Offering. The Representative's Warrants are exercisable only upon the one-year anniversary of the closing of this Offering and will continue to be exercisable until the five-year anniversary of the closing of this offering, at a purchase price equal to 120% of the initial public offering price of the Common Stock. The Representative's Warrants may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares of Common Stock with a resulting dilution in the interest of the Company's other stockholders. The terms on which the Company could obtain additional capital during the life of the Representative's Warrants may be adversely affected because the holders of the Representative's Warrants may exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the Representative's Warrants.

             The Company has agreed that, at the request of the holders of the Representative's Warrants under certain circumstances, it will register under federal and state securities laws the Representative's Warrants and the shares of Common Stock issuable thereunder. Exercise of these registration rights could involve substantial expense to the Company at a time when the Company may not be able to afford such expenditures and may adversely affect both the terms upon which the Company may obtain additional funding and the market price of the Common Stock. In addition, no prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares of Common Stock for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market upon the exercise of the Representative's Warrants may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Underwriting."


                                   COMPANY HISTORY

             The Company was founded in 1958 by Seymour I. Gussack, currently the Chairman of the Board of Directors, as an engineering-oriented supplier which designed bearings for a variety of special industrial applications. In 1965, using its established sales force, the Company began marketing standard precision bearings to OEMs. Product was manufactured by the Company and also sourced from a network of overseas producers. In 1975, the Company formed its Distribution Division, which sold the Company's full line of products, both manufactured and imported, to industrial distributors throughout the U.S. In 1969, the Company built a manufacturing facility in North Carolina and moved its domestic manufacturing operations there. Bearings and bearing components produced at this facility were sold primarily to the automotive industry. Sales of such products exceeded $18.0 million per year by 1985, when the Company sold the facility and executed a non-competition agreement that expired in December 1991.
        In 1992, the Company initiated a marketing campaign to the automotive industry, which yielded orders from GM beginning in 1995.

             In October 1987, the Company purchased the assets of Hyatt, which was then in bankruptcy proceedings. Hyatt was primarily a manufacturer of TRBs for the automotive and railroad industries. The Company borrowed $12.0 million from Wells Fargo to finance the transaction and to provide the Company with working capital. The transaction presented to the Company the opportunity to: (i) acquire a large amount of equipment to establish new domestic manufacturing capabilities and to form a manufacturing joint venture in the PRC;
        (ii) utilize the well-recognized Hyatt trademark and other intellectual property; (iii) gain entry into the TRB market; and (iv) have access to the railroad market for locomotive bearings. In 1985, Hyatt's last full year of production prior to filing for bankruptcy protection, its sales were approximately $70.3 million, of which approximately $11.0 million represented railroad product sales. In 1987, portions of the assets acquired from Hyatt were used to establish a new TRB manufacturing facility in Union, New Jersey.

             In 1987, the Company also established a joint venture, SGBC, in Shanghai, PRC. The joint venture agreement provided for SGBC to manufacture bearing and bearing components. The Company's initial contribution to the joint venture was the TRB production equipment acquired from Hyatt in 1986, including hot and cold forming equipment, heat treating, machining, grinding and roller manufacturing equipment to be used in a 100,000 square foot manufacturing facility in Shanghai, PRC. Until 1994, the facility operated as a captive supply source to the Company, exporting its production solely to the Company for sales in the U.S. to Company customers. In 1994, SGBC was certified as a supplier of bearings to Shanghai Volkswagen. Nonetheless, for the term of the joint venture SGBC still may only sell in the U.S. to the Company. See "Business."

             As a result of a number factors, including litigation that precluded the Company from establishing a production facility in New York adjacent to a Company distribution facility, the Company was delayed in starting production of the Hyatt product lines, which, combined with the requirements of establishing SGBC, adversely affected the Company's liquidity. In September 1991, as a result of its continuing inability to meet interest payments and related obligations under its loan agreements, principally its loan agreement with Wells Fargo, the Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In connection with its reorganization in bankruptcy, the Company took significant steps to improve its operations and financial position. These steps included consolidating operations and facilities, reducing general, administrative and production costs, improving inventory management and refocusing the Company on certain core businesses, including the sale of higher margin TRBs. Partially as a result of these efforts, the Company increased sales from approximately $27.3 million for fiscal 1993, the last year in which the Company operated in bankruptcy, to approximately $37.0 million and $42.1 million for fiscal 1994 and fiscal 1995, respectively, and had operating income of $874,000 for fiscal 1994 and of $354,000 for fiscal 1995, despite an approximately $2.2 million charge in fiscal 1995 due to customer damage claims, compared to an operating loss of $387,000 for fiscal 1993. During the 1996 Interim Period, The Company recorded operating income of approximately $1.5 million. In connection with the bankruptcy reorganization, the Company also used proceeds from the liquidation of excess inventory to substantially reduce its obligations under its Revolving Credit Facility. In December 1992, World, a corporation controlled by Seymour I. Gussack and members of his family, including David L. Gussack, currently the Company's President and Chief Executive Officer, purchased the Discharged Obligation from Wells Fargo. The Company's Plan of Reorganization was confirmed by the U.S. Bankruptcy Court for the Southern District of New York in November 1993. In connection with the Plan of Reorganization, the Company issued to World, in exchange for the Discharged Obligation, the Secured Note, the Installment Note and 1,000 shares of Common Stock, representing all of the Company's issued and outstanding shares of capital stock. See "Certain Relationships and Related Transactions."


                                       DILUTION

             At June 29, 1996, the net tangible book value of the Company was approximately $2.5 million, or $0.82 per share. Net tangible book value per share represents the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by the purchasers of Common Stock in the Offering and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale by the Company of the 1,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $9.00 per share, and receipt by the Company of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at June 29, 1996, would have been approximately $10.1 million, or $2.53 per share. This represents an immediate increase in net tangible book value of $1.71 per share to existing holders of Common Stock and an immediate dilution of $6.47 per share to purchasers of shares of Common Stock in the Offering, as illustrated by the following:

        Assumed initial public offering price
          per share (1) . . . . . . . . . . . . . . .            $9.00
             Net tangible book value per share
               at June 29, 1996   . . . . . . . . . .  $0.82

             Increase per share attributable to        $1.71
               the Offering . . . . . . . . . . . . .  -----

        Pro forma net tangible book value per                    $2.53
          share after the Offering  . . . . . . . . .            ------
                                                                 $6.47
        Dilution per share to new investors(2)  . . .            =====
        _________
        (1) Before deducting the estimated underwriting discounts, commissions and expenses of this Offering.
        (2) Excludes (i) 500,000 shares reserved for issuance under the 1996 Option Plan, of which options to purchase 257,500 shares of Common Stock at the price to the public in this Offering have been granted subject to certain vesting periods, and (ii) 100,000 shares of Common Stock issuable upon exercise of the
             Representative's Warrants.  See Management   1996 Stock Option
             and Performance Award Plan.

             The following table summarizes, on a pro forma basis as of June 29, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares in this Offering (at an assumed initial public offering price of $9.00 per share and before deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company):





                                                                   Average
                          SHARES PURCHASED   TOTAL CONSIDERATION
                                                                    Price
                          -----------------    --------------
                                                                     Per
                          Number    Percent       Amount  Percent   Share
                          -------    ------     --------   ------ --------
        Existing                                             -        -
        stockholders  .   3,000,000   75.0%       $1 (1)
        New public
        investors . . .   1,000,000   25.0%   $9,000,000   100.0%  $9.00
                          ---------  ------  -----------  -------
          Total . . . .   4,000,000  100.0%   $9,000,001   100.0%
                          =========  ======  ===========  =======
        _________

        (1) In December 1993, the Company emerged from a bankruptcy reorganization which commenced in September 1991. In connection with its Plan of Reorganization, the Company issued to World, which prior to the Offering owned all of the Company's Common Stock, (i) the Secured Note in the original principal amount of $2.5 million, (ii) the Installment Note in the principal amount of $750,142 and (iii) 1,000 shares of Common Stock, in exchange for a note in the original principal amount of $12.0 million, together with accrued interest thereon in the amount of $2,701,416. World acquired the Discharged Obligation from Wells Fargo, which provided financing for the Company's purchase of Hyatt in March 1987 and for working capital.

                                   USE OF PROCEEDS

             The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock being offered by the Company hereby, at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and expenses of the Offering payable by the Company, are estimated to be approximately $_______ ($_____ if the Underwriter's over-allotment option is exercised in full). The Company anticipates using approximately $2.0 million to expand its manufacturing capacity, particularly for the production of tapered roller bearings and ball bearings supplied to the automotive industry, including possible investments in joint ventures abroad or by providing equipment to vendors for use at their facilities under the guidelines of certain supply agreements. As of the date hereof, the Company has not committed to enter into any joint venture or other arrangement with vendors that would be funded with the proceeds of the Offering. Of the remaining net proceeds, the Company anticipates using approximately $1.0 million for expanded marketing and research and development and approximately $5.5 million for working capital, general corporate purposes and possibly the acquisition of the business or assets of other bearings manufacturers. However, the Company at the present time has not identified any acquisition candidates. Pending the application of the net proceeds for such purposes, the Company intends to use such proceeds to repay outstanding borrowings under the Revolving Credit Facility. As of September 11, 1996, the Company had outstanding borrowings under the Revolving Credit Facility of $10,751,000. The Revolving Credit Facility currently terminates in June 1998 and will remain available through that date, with or without payment of outstanding borrowings with the proceeds of the Offering. The Revolving Credit Facility allows for borrowings, from time to time, not to exceed the lesser of $15.0 million or an amount equal to the sum of (i) 85% of eligible receivables, as defined, (ii) 50% of eligible inventory, as defined, consisting of raw materials, (iii) 50% of eligible inventory, as defined, consisting of finished goods, and (iv) 50% of eligible inventory, as defined, in transit under letters of credit less the sum of (i) the aggregate amount of outstanding letters of credit and (ii) such reserves as the lender may reasonably deem proper and necessary from time to time. Based upon such formula, as of Sept. 11, 1996, the maximum amount the Company could borrow under the Revolving Credit Facility was $11.4 million. Amounts outstanding under the Revolving Credit Facility bear interest at the bank's base rate (8.25% per annum at August 15, 1996) plus 2.0%. Based upon the Company's performance and 20 year relationship with BNYCC, the Company intends to seek and believes it may be able to obtain more favorable terms on the Revolving Credit Facility upon the completion of the Offering, although there can be no assurance it will be able to do so. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." The foregoing represents the Company's best estimate of the allocation of the net proceeds of the Offering based upon current economic and industry conditions and the current state of its business operations and plans. The application of proceeds for any particular purpose will depend on a number of factors, including the timing of expenditures, other business and acquisition opportunities, the availability of funds from operations or other sources. As a result, the Company may find it desirable, and reserves the right, to change the allocation of funds.



                                   DIVIDEND POLICY

             The Company currently expects that it will retain all future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company is subject to restrictions against the payment of dividends under the terms of the Revolving Credit
        Facility.  See "Risk Factors   Reliance on Borrowings under Revolving
        Credit Facility, Substantial Indebtedness."

                                    CAPITALIZATION

             The following table sets forth the capitalization of the Company at June 29, 1996 and as adjusted to give effect to (i) the sale by the Company of 1,000,000 shares of Common Stock at the assumed public offering price of $9.00 per share, less estimated underwriting discounts and commissions and expenses of the Offering payable by the Company, and (ii) the application of the estimated net proceeds of this Offering. See "Use of Proceeds."

                                                    Actual       As Adjusted
                                                    -------      -----------
        Note payable bank and current maturities
        of long-term debt . . . . . . . . . . . .   $10,595,148  $
                                                    ===========  ===========
        Long-term debt (less current maturities)    $4,717,374   $
                                                    ----------   ----------
        Stockholders' equity:
             Preferred Stock, par value $.01 per
             share, 1,000,000 shares authorized;
             none issued

             Common Stock, par value $.01 per
             share, 19,000,000 shares
              authorized; 3,000,000 shares issued
             and outstanding;                            30,000     40,000
              4,000,000 shares issued and
             outstanding, as adjusted (1) . . . .

             Additional paid-in capital . . . . .    12,203,250

             Accumulated deficit  . . . . . . . .   (9,775,705)   ________
                                                    -----------
             Total stockholders' equity . . . . .     2,457,545
                                                    -----------   --------
                  Total capitalization  . . . . .    $7,397,759    $
                                                     ==========  ==========


        _____________

        (1) Excludes (i) 500,000 shares of Common Stock reserved for issuance under the 1996 Option Plan, of which options to purchase 257,500 shares of Common Stock at the price offered to the public in the Offering have been granted subject to certain vesting periods, and (ii) 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrants.

                               SELECTED FINANCIAL DATA

                  The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the financial statements and notes thereto that appear elsewhere herein. The statement of operations balance sheet data for the 1991, 1992, 1993, 1994 and 1995 fiscal years have been derived from the financial statements of the Company, which financial statements have been compiled with respect to the 1991 and 1992 fiscal years, and audited with respect to the 1993 and 1994 fiscal years by Ferro, Berdon & Company, L.L.P. independent public accountants, as indicated in their report included elsewhere herein. The financial statements as of and for the 1995 fiscal year have been audited by BDO Seidman, LLP, independent public accountants, as indicated in their report included elsewhere herein. The selected financial data as of and for the 1995 and 1996 Interim Periods have been derived without audit from the Company's interim financial statements. In the opinion of Management, the unaudited financial statements include all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the results of operations for the periods. The results for the 1996 Interim Period are not necessarily indicative of the results that may be expected for 1996 fiscal year or in any other future period.


                                          52-53 WEEK PERIOD ENDED
      IN THOUSANDS EXCEPT
                           DECEMBER 28,  DECEMBER 26, DECEMBER 25, DECEMBER 31,
      FOR SHARE AND            1991          1992         1993         1994
      PER SHARE DATA          ------        ------       ------        -----

           Statement of
        Operations Data:
      Sales                      $32,146       $27,155     $27,254      $37,032
                                  24,289        20,738      20,724       28,484
      Cost of sales              -------       -------     -------      -------
                                   7,859         6,417       6,529        8,548
        Gross profit             -------       -------     -------      -------
      Selling, general and
      administrative
      expenses                     8,806         6,762       6,916        7,674

      Provision for
      Customer Damage                -
      Claims                       -----         -----       -----        -----


      Operating income             (949)         (345)       (387)          874
      (loss)                      ------        ------     -------        -----
      Interest expense           (2,517)         (671)       (513)        (990)
      Equity in income
      (loss) of affiliate          (390)         (662)       (183)          403

      Other (expense)                 12         (350)         717         (32)
      income                     -------       -------      ------       ------

      Income (loss) before
        reduction of
        carrying value of
        assets, income tax
        (benefit) and            (3,844)       (2,028)       (365)          255
        extraordinary item       -------      --------    --------       ------
      Reduction of
        carrying value
        of assets                (1,451)       (7,441)

                                    --
      Income tax (benefit)       -------       -------    --------      -------
      Income (loss)
        before
        extraordinary
        item                     (5,295)    (9,469)(1)       (365)          255

      Extraordinary                    -             -   15,836(2)          108
        item                   ---------     ---------  ----------    ---------

                              $  (5,295)      $(9,469)     $15,471         $363
      Net income (Loss)         ========     =========   =========     ========

      Net income (Loss)           $(.22)        $(.39)        $.67         $.12
        per share               ========     =========   =========      =======

      Shares used in
        calculating net       24,000,000    24,000,000  23,125,000    3,000,000
        income per share        ========     =========   =========     ========
                                     DECEMBER 30,    JUNE 30,       JUNE 29,
      OR SHARE AND                       1995          1995           1996
      PER SHARE DATA                    -----         -----          -----
           Statement of
           Operations Data:
      Sales                                $42,070      $22,853         $21,007
                                            32,069       17,314          15,746
      Cost of sales                       --------      -------         -------
                                            10,001        5,540           5,261
        Gross profit                      --------      -------         -------
      Selling, general and
        administrative expenses              7,495        3,831           3,751



      Provision for Customer              2,152(3)     2,152(3)
        Damage Claims                    ---------     --------         -------
                                               354        (444)           1,509
      Operating income (loss)              -------     --------         -------
      Interest expense                     (1,428)        (696)           (675)
      Equity in income (loss) of
        affiliate                               78          (7)
                                           (1,233)      (1,118)
      Other (expense) income              --------    ---------         -------

      Income (loss) before
        reduction of carrying
        value of assets,
        income tax (benefit)               (2,229)      (2,265)             835
        and extraordinary item            --------     --------         -------

      Reduction of
        carrying value
        of assets
                                             (500)                          318
      Income tax (benefit)                --------      -------        --------
      Income (loss) before
        extraordinary item                 (1,729)      (2,265)             517

                                                                              -
      Extraordinary item                ----------   ----------       ---------
                                          $(1,729)     $(2,265)            $517
      Net income (Loss)                   ========      =======         =======
      Net income (Loss)                     $(.58)       $(.76)            $.17
        per share                           ======      =======         =======

                                                                      3,000,000
      Shares used in calculating         3,000,000    3,000,000         =======
        net income per share              ========    =========

                                   52-53 WEEK PERIOD ENDED
                           DECEMBER 28, DECEMBER 26,  DECEMBER 25,
     IN THOUSANDS EXCEPT       1991         1992          1993
     FOR PER SHARE DATA        ----         -----        -----
     BALANCE SHEET DATA:
     Working capital         $3,353       $3,091        $3,842
     Total assets            28,319       15,913        17,618
     Long-term debt
       (excluding current
       portion)              14,850       14,920         4,512

     Stockholders' equity    (5,969)     (15,265)        3,306


                                                            26 WEEK PERIOD
                               52-53 WEEK PERIOD ENDED          ENDED
                             DECEMBER 31,   DECEMBER 30,       JUNE 29,
     IN THOUSANDS EXCEPT         1994           1995             1996
     FOR PER SHARE DATA        --------        -----            -----

     BALANCE SHEET DATA:
     Working capital            $4,686        $2,793            $3,359
     Total assets               24,143        27,086            24,401
     Long-term debt
       (excluding current
        portion)                 5,218         4,817             4,717
     Stockholders' equity        3,670         1,941             2,458


     (1) On September 16, 1991, the Company filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. As part of its bankruptcy reorganization, the Company incurred losses on: (a) the liquidation of inventory of approximately $4.9 million; (b) the write-down of plant and equipment of approximately $3.0 million; and (c) the write down of intangible assets of $1.0 million in fiscal 1991 and 1992. Additionally, the Company incurred approximately $360,000 of bankruptcy related costs in 1991 and 1992 which are reflected in other income (expense).

     (2) In December 1993, the Company emerged from a bankruptcy reorganization which commenced in September 1991. In connection with the Plan of
          Reorganization, the Company issued to World, which prior to the Offering owned all of the Company's Common Stock, the Secured Note, the Installment Note and 1,000 shares of Common Stock in exchange for the Discharged Obligation. World acquired the Discharged Obligation from Wells Fargo, which provided financing for the Company's purchase of Hyatt in March 1987 and for working capital. The difference between the amount of the Discharged Obligation and the principal amounts of the notes and the value attributed to the Common Stock issued to World in exchange for the Discharged Obligation, $11,451,174, has been recorded as "Extraordinary Income settlement of debts at a discount." In addition, unsecured creditors were offered a cash settlement equal to 5% of their outstanding pre-petition claims or, in the alternative, 10% of such claims, payable 2% per year for five years resulting in a reduction in obligations of $3,974,480. See "Risk Factors Bankruptcy Reorganization," "Company History," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Note 14 of Notes to Consolidated Financial Statements.

     (3) In April 1995, three railroads reported to the AAR problems with a total of eight bearing assemblies which had overheated due to friction that was attributed to misplaced seals on the Company's tapered journal bearings. The Company agreed with AAR to recall and replace all Company tapered journal bearings that had been shipped. In anticipation of the expenses related to the reimbursement, recall and rework, the Company accrued a one-time charge of approximately $2.2
          million in fiscal 1995.  See "Risk Factors   Product Recall."

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                          OPERATIONS AND FINANCIAL CONDITION

               The following discussion should be read in conjunction with, and is qualified in its entirety by, the Financial Statements and the Notes thereto and Selected Financial Data included elsewhere in this Prospectus. Historical operating results and percentage relationships among any amounts included in the Financial Statements are not necessarily indicative of trends in operating results.

     RESULTS OF OPERATIONS

               The following table sets forth for the periods indicated the percentage of the Company's sales represented by each income statement line item presented.
                                        As a Percentage of Sales
                                       --------------------------
                                    Six Months       Years Ended
                                      Ended          ------------
                                  -------------
                                       ---
                                   June   June    Dec.   Dec.   Dec.
                                   30,    29,     25,     31,    30,
                                   1995   1996    1993   1994   1995
                                  ------ ------ ------- ------ -------
                                    --             -       -

     Net sales . . . . . . . . .
                                100.0% 100.0%   100.0% 100.0% 100.0%
     Cost of products sold . . . 75.8   75.0     76.0   76.9   76.2

          Gross profit . . . . . 24.2   25.0     24.0   23.1   23.8
     Selling, general and
     administrative expenses . . 16.8   17.9     25.4   20.7   17.8
     Operating income (loss) . . (1.9)   7.2     (1.4)   2.4    0.8
     Other (income) expense  . .  8.0    3.2     (0.1)   1.7    6.1
     Income (loss) before
     extraordinary income  . . . (9.9)   2.5     (1.3)   0.7   (4.1)
                                 (9.9)   2.5     56.8    1.0   (4.1)
     Net income (loss) . . . . .
                                =====  =====    =====  ===== ======

     1996 INTERIM PERIOD COMPARED TO 1995 INTERIM PERIOD (UNAUDITED)

     Sales.
     -------
          The Company's sales decreased 8% from approximately $22.9 million for the 1995 Interim Period to approximately $21.0 million for the 1996 Interim Period. Sales of the OEM Division and the Distribution Division represented 65% and 35% of total sales for 1996 Interim Period, respectively, as compared to 67% and 33% of total sales for the 1995 Interim Period. The decrease in sales between the two periods reflected a 28% to 30% decline in the production of truck trailers, which resulted in a reduction of truck trailer bearing sales of approximately $2.5 million, despite an increase in the Company's market share for such bearings. The Company expects that sales of bearings for truck trailers will remain stable or increase gradually for the remainder of fiscal 1996. However, there can be no assurance in this regard. In addition, a $300,000 reduction in sales of OEM ball bearings for various commodity applications was attributable to the Company's strategy to de-emphasize sales of low margin commodity bearings. These decreases in sales were partially offset by an increase of approximately $1.1 million in sales of tapered journal bearings used in railroad freight cars.

     Cost of Sales.
     ---------------
          The Company's cost of sales as a percentage of sales decreased from 75.8% for the 1995 Interim Period to 75% for the 1996 Interim Period. The decrease was partially the result of the commencement of a program to increase efficiency in plant operations. This program entails the consolidation of operations between the Company's Union, New Jersey and West Nyack, New York facilities, which will simplify tooling, personnel and quality control functions. The decrease of cost of sales as a percentage of sales also reflects the Company's strategy to de-emphasize sales of low margin commodity bearings.

     Selling, General and Administrative Expenses.
     ---------------------------------------------
          Selling, general and administrative expenses remained constant at approximately $3.8 million for each of the 1995 and 1996 Interim Periods, although, as a percentage of sales, such expenses increased from 16.8% to 17.9%, respectively, due to a decrease in sales.

     Provision for Customer Damage Claims.
     --------------------------------------
     In April 1995, three railroads reported to the AAR problems with eight of the Company's bearings that were attributed to misplaced seals. The Company agreed to recall approximately 10,000 tapered journal bearings. As a result, the Company recorded a special provision of approximately $2.2 million during the 1995 Interim Period representing estimated liability for rework costs and customer damage claims. See "Risk Factors Product Recall."

     Operating Income.
     -------------------
          Operating income increased to approximately $1.5 million for the 1996 Interim Period from an operating loss on $444,000 for the 1995 Interim Period, which was the result of a customer damage claim of approximately $2.2 million recorded in fiscal 1995.

     Other Income (Expense).
     -----------------------
          Other expenses decreased by 63% from approximately $1.8 million for the 1995 Interim Period to $675,000 for the 1996 Interim Period, primarily as a result of the resolution of certain goodwill and certain equity investments treatment.

     Net Income (Loss).
     -------------------
     As a result of the factors discussed above, net income increased to $517,000 for the 1996 Interim Period from a net loss of approximately $2.3 million for the 1995 Interim Period.

     FISCAL 1995 COMPARED TO FISCAL 1994

     Sales.
     -------
          The Company's sales increased 13.6% to approximately $42.1 million in fiscal 1995 from approximately $37.0 million in fiscal 1994. This increase in sales was attributable to increased penetration into the truck trailer bearing market, as well as the market for special bearings, locomotive journal boxes and ball bearings. Sales of the OEM Division increased 16.5% from approximately $23.8 million in fiscal 1994 to approximately $27.7 million in fiscal 1995 and represented 66% of total sales in fiscal 1995 as compared to 64% of total sales in fiscal 1994. Sales of the Distribution Division increased 8.5% to approximately $14.4 million in fiscal 1995 from approximately $13.3 million in fiscal 1994 and represented 34% of sales in fiscal 1995 as compared to 36% of sales in fiscal 1994.

     Cost of Sales.
     --------------
     Cost of sales increased by 12.6% to approximately $32.1 million in fiscal 1995 from approximately $28.5 million in fiscal 1994, reflecting increased sales. However, cost of sales as a percentage of net sales declined from 76.9% in fiscal 1994 to 76.2% in fiscal 1995.

     Selling, General and Administrative Expenses.
     ---------------------------------------------
     Selling, general and administrative expenses remained stable at approximately $7.5 million in fiscal 1995 compared to approximately $7.7 million in fiscal 1994. However, such expenses decreased as a percentage of sales to 17.8% in fiscal 1995 from 20.7% in fiscal 1994, reflecting the increase in sales and measures to control selling, general and administrative expenses.

     Provision for Customer Damage Claims.
     --------------------------------------
     In April 1995, three railroads reported to the AAR problems with eight of the Company's bearings that were attributed to misplaced seals. The Company agreed to recall approximately 10,000 tapered journal bearings. As a result, the Company recorded a special provision of approximately $2.2 million in fiscal 1995 representing estimated liability for rework costs and customer damage claims. See "Risk Factors Product Recall."

     Operating Income.
     -----------------
     As a result of the factors described above, operating income decreased 59.5% to approximately $354,000 in fiscal 1995 from approximately $874,000 in fiscal 1994.

     Other Income (Expense).
     -----------------------
          Other expenses increased 317% to approximately $2.6 million in fiscal 1995 from approximately $0.6 million in fiscal 1994. This increase reflected a 44.2% increase in interest expense to $1.4 million in fiscal 1995 from $1.0 million in fiscal 1994, primarily as a result of an increase in average borrowings under the Company's credit facility to fund working capital requirements related to the increase in sales. Interest expense during fiscal 1995 also included $180,000 of interest accrued with respect to the Secured Note and 6% loans due December 1995 in the aggregate principal amount of $1,000,000 owed to World. In fiscal 1995, the Company had equity in income of an affiliate of approximately $79,000 compared to equity in the income of affiliates of approximately $403,000 during fiscal 1994. During fiscal 1995 the Company had other expenses of approximately $1.2 million compared to other expenses of approximately $32,000 in fiscal 1994 due to the write down of an investment in its Alurop subsidiary.

     Net Income (Loss).
     ------------------
     Due to the provision for customer damage claims and the write down of an investment in a subsidiary, the Company had a net loss in fiscal 1995 of approximately $1.7 million. For fiscal 1994, the Company had net income of $363,237. For fiscal 1995, the Company did not need to apply a tax loss carryforward because the Company had a net loss.

     FISCAL 1994 COMPARED TO FISCAL 1993

     Sales.
     ------
     The Company's sales increased by 35.9% to approximately $37.0 million for fiscal 1994 from approximately $27.3 million for fiscal 1993. The increase was attributable to overall increases in orders from existing customers, particularly sales in the Truck Trailer market, following the Company's emergence from bankruptcy proceedings. Sales of the OEM Division increased 59.7% to approximately $23.8 million in fiscal 1994 from approximately $14.9 million in fiscal 1993 and represented 64% of total sales in fiscal 1994 compared to 55% of total sales in fiscal 1993. This increase included increased ball bearings sales of approximately $2.3 million, increased tapered roller bearings sales of approximately $4.9 million, and increased bearing component sales of approximately $1.4 million. Sales of the Distribution Division increased 6.7% to approximately $13.3 million in fiscal 1994 from approximately $12.4 million in fiscal 1993 and represented 36% of total sales in fiscal 1994 compared to 45% of total sales in fiscal 1993.

     Cost of Sales.
     --------------
          Cost of sales increased by 37.4% to approximately $28.5 million for fiscal 1994 from approximately $20.7 million for fiscal 1993. Cost of sales as a percentage of sales increased to 76.9% in fiscal 1994 from 76.0% in fiscal 1993 due to cost increases from certain component and raw material vendors, which the Company could not completely pass through to customers.

     Selling, General and Administrative Expenses.
     --------------------------------------------
     Selling, general and administrative expenses increased by 11% to approximately $7.7 million from approximately $6.9 million in fiscal 1993. However, such expenses decreased as a percentage of sales to 20.7% in fiscal 1994 from 25.4% in fiscal 1993 due to increasing sales while controlling costs.

     Operating Income.
     -----------------
          As a result of the factors discussed above, operating income was approximately $874,000 for fiscal 1994, compared to an operating loss of approximately $387,000 for fiscal 1993.

     Other income (expense).
     ----------------------
          Other expense increased to approximately $619,000 for fiscal 1994 compared to other income of approximately $22,000 for fiscal 1993. The increase reflected a 93.0% increase in interest expense to approximately $1.0 million, for fiscal 1994 from approximately $513,000 primarily as a result of increased borrowings required to finance increases in sales, offset in part by decreased average interest rates during fiscal 1994. Interest expense during fiscal 1994 also included $210,000 accrued with respect to the Secured Note and 6% loans due December 1995 in the aggregate principal amount of $1.0 million owed to World. In fiscal 1994, the
     Company also recognized equity in the income of an affiliate of approximately $403,000 compared to equity in the loss of an affiliate and other unconsolidated subsidiaries of approximately $183,000 during fiscal 1993. During fiscal 1994, the Company also had other expense of approximately $32,000 as described above, compared to other income of $717,355 during fiscal 1993 due, in part, to a recovery of legal fees from a settled lawsuit, management fees and the refund of a cash deposit and interest thereon from the U.S. Customs Service.

     Net income.
     ------------

          The Company had net income of approximately $363,000 for fiscal 1994, reflecting increased sales and operating income, partially offset by increased interest expense. For fiscal 1993, the Company had net income of approximately $15.5 million as a result of extraordinary income of $15.8 resulting from the settlement of debts at a discount in the Company's bankruptcy reorganization. Before giving effect to extraordinary income and minority interest, the Company had a loss for fiscal 1993 of approximately $365,000.

     LIQUIDITY AND CAPITAL RESOURCES

          During the three years ended December 31, 1995, the Company's primary sources of capital have been net cash provided by operating activities, bank borrowings and financing from affiliates. Working capital requirements also have been financed through revolving credit borrowings. The primary demands on the Company's capital resources have been the need to fund inventory and receivables growth created in normal business expansion. In 1996 there was an additional requirement for capital to fund expenses associated with the tapered journal bearing recall. These demands have been met through cash from operations and revolving debt.

          The Company's arrangements with its North American customers typically provide that payments are due within 30 days following the date of the Company's shipment of goods, while arrangements with foreign customers are generally on a letter of credit basis. Due to the continuing expansion of the Company's sales, management believes that the Company's working capital requirements will increase. The Company expects to fulfill this need with a portion of the proceeds of the Offering.

          At December 31, 1994, December 30, 1995, and June 29, 1996, the Company had working capital of approximately $4.7 million, $2.8 million and $3.4 million, respectively. Cash flow from operations for 1995 was $194,000 as compared to cash outflow of ($4.7 million) during 1994. The improvement in the Company's cash flow from operations primarily reflects an increase in results of operations in 1995, offset by the tapered journal bearing recall.

          Historically, the Company has used cash provided by operations to fund a portion of its operating requirements and capital expenditures. The Company also has relied on borrowings under its $15.0 million Revolving Credit Facility to fund operations. As of September 11, 1996, $10,751,000 was outstanding under the Revolving Credit Facility, which sums are secured by the Company's accounts receivable, inventory and various other assets. The Revolving Credit Facility currently terminates in June 1998 and will remain available through that date, with or without payment of outstanding borrowings with the proceeds of the Offering. The Revolving Credit Facility allows for borrowings, from time to time, not to exceed the lesser of $15.0 million or an amount equal to the sum of (i) 85% of eligible receivables, as defined, (ii) 50% of eligible inventory, as defined, consisting of raw materials, (iii) 50% of eligible inventory, as defined, consisting of finished goods, and (iv) 50% of eligible inventory, as defined, in transit under letters of credit less the sum of the (i) the aggregate amount of outstanding letters of credit and (ii) such reserves as the lender may reasonably deem proper and necessary from time to time. Amounts outstanding under the Revolving Credit Facility bear interest at the bank's base rate from time to time (8.25% per annum at August 15,
     1996), plus 2.0%. Based upon the Company's performance and 20 year relationship with BNYCC, The Company intends to request and believes it may be able to obtain more favorable terms on the Revolving Credit Facility upon completion of the Offering, although there can be no assurances it will be able to do so. The Revolving Credit Facility contains covenants that, among other things, limit the Company's ability to incur additional indebtedness and requires the Company to maintain certain levels of working capital and satisfy other financial tests. As of June 29, 1996, the Company was in compliance with all covenants under the Revolving Credit Facility.

          The Company anticipates that capital expenditures for the current fiscal year and the foreseeable future will be approximately $750,000 to $1.0 million per year. However, the Company, from time to time, may consider the implementation of programs to expand its operations, which could increase capital expenditures above such level.

          In June 1995, the Company obtained $1.56 million in term financing from BNYCC, bearing interest at the bank's base rate from time to time (8.25% at August 15, 1996) plus 2.0%. The term loan provides for 35 consecutive monthly payments of principal of $18,570, with the final payment due on July 1, 1998. Proceeds of the term loan were primarily used to reduce debt owed to World.

          In connection with the Company's bankruptcy reorganization, the Company issued the Secured Note and the Installment Note to World. The Installment Note does not bear interest. Interest on the Secured Note accrues annually on the initial principal amount but only is payable to the extent of net income in excess of $400,000. The Company has accrued $375,000 in unpaid interest under the Secured Note as of June 29, 1996. The Secured Note is subordinated in right of payment to all other creditors of the Company but is secured by a second lien on certain machines and equipment of the Company with an aggregate value of approximately $1.4 million. See "Certain Relationships and Related Transactions."

          The Company believes that funds generated from continuing operations, the net proceeds of this Offering and borrowings under the Revolving Credit Facility will be sufficient to finance the Company's anticipated working capital needs and capital expenditure requirements for the next 24 months.

     INFLATION

          The effect of inflation on the Company has not been significant during the last two fiscal years.

                                       BUSINESS

          The Company manufactures, sources, assembles and distributes a variety of bearing components and bearing products, including ball bearings, tapered roller bearings, spherical roller bearings and cylindrical roller bearings under the Hyatt and The General trademarks. The Company supplies OEMs and the industrial aftermarket principally in the U.S. and Canada. The Company's products are used in a broad range of applications, including automobiles, railroad cars, locomotives, trucks, machinery and appliances.

          The Company operates in two divisions: the OEM Division, which supplies OEMs, and the Distribution Division, which serves distributors that supply the repair and maintenance aftermarket and small OEMs. Current OEM Division customers include automotive and locomotive divisions of GM, Gunite Corporation, Strick Corporation, Trinity Industries, Burlington Northern and Xerox Corporation. The Distribution Division has customers ranging in size from Motion Industries and Bearings, Inc., each of which has over 400 outlets, to independent single outlet operations. The Distribution Division's individual shipments are typically smaller in volume but have higher gross margins.

          Through  flexibility  in  manufacturing   and  sourcing,  as  well  as
     attentive customer service, the Company strives to be a reliable, innovative and cost effective provider of bearing component products to the approximately $5 billion per year U.S. bearing market. The Company's strategy to accomplish this objective includes the following:

          * PROVIDE HIGH QUALITY PRODUCTS AND SUPERIOR CUSTOMER SERVICE. The Company maintains a detailed and extensive Quality Assurance Program and has been certified to the M 1003 standard by the AAR and the MIL-I-45208 standard by General Dynamics, a military contractor. The Company currently is taking steps to obtain IS0 9001 and QS 9000 registrations from the ISO. The Company also requires that both its affiliated and unaffiliated suppliers conform to Company and customer quality and engineering standards. Certain of the Company's products also have been specifically certified by the AAR for use in locomotives and railroad cars. In addition, leading automobile and truck trailer manufacturers and national distributors of bearings also have qualified the Company as an authorized supplier. These certifications and qualifications, which take significant time to obtain because of testing and other requirements, enable the Company to supply large markets currently served by a limited number of competitors and to which the Company's access had been limited previously.

          * PRESENCE IN CHINA. In 1987, the Company formed a joint venture, SGBC, in the PRC to establish a low cost, quality controlled source for bearings and bearing components. The Company has formed other joint ventures in the PRC, and it continues to investigate joint venture opportunities. The Company believes that potential customers in the U.S. intending to establish or expand manufacturing and other facilities in the PRC have, and will continue to have, an incentive to purchase bearings from the Company in order to satisfy Chinese counterpurchasing and local content requirements. In addition, Commerce has granted a preliminary order with respect to SGBC revoking the applicability to it of an antidumping order covering TRBs issued in 1987. A final determination revoking the antidumping order as it applies to SGBC would result in a direct benefit to the Company and SGBC by eliminating costs associated with antidumping duties, yearly antidumping investigations and other compliance requirements. The Company knows of no such revocations pending for other companies and believes its own revocation, if granted, will provide it with a competitive advantage.

          * MANUFACTURING AND SOURCING FLEXIBILITY. The Company operates on the principle that a flexible method of combining product and component purchasing with its own manufacturing and assembly capabilities can provide customers with high quality products and cost advantages. The Company uses its manufacturing, engineering and purchasing expertise to determine the highest quality and most cost effective methods of production. The Company currently sources bearing components and products from approximately 24 factories outside the U.S. In order to maintain the Company's flexibility to change with the marketplace, the Company typically limits the term of its supply contracts to not more than one year.

          * NICHE MARKET PRODUCTS. Since 1992, the Company increasingly has emphasized the sale of special and niche market bearings. Special bearings are manufactured according to the design specifications of a particular customer, often in cooperation with the Company's engineering staff. Niche market bearings are used in specific industries, served by a limited number of manufacturers and are often sold at higher profit margins than standard bearings. Sales of special and niche market bearings by the Company have increased by approximately 40% from fiscal 1993 to fiscal 1995.

          * IMPROVED FINANCIAL POSITION AND CUSTOMER CONFIDENCE. In September 1991, the Company filed for bankruptcy protection as a result of its inability to meet its obligations under a loan it incurred to acquire the assets of Hyatt, formerly a division of GM. In connection with the Company's reorganization, the Company took significant steps to improve its operations and financial position and reestablish the well-known Hyatt brand. As a result of these efforts, the Company increased its sales from approximately $27.3 million in fiscal 1993, the last year in which the Company operated in bankruptcy, to approximately $42.1 million in fiscal 1995, and reported operating income of $354,000 for fiscal 1995 despite an approximately $2.2 million charge due to customer damage claims, compared to an operating loss of $387,000 for fiscal 1993. During the 1996 Interim Period, the Company recorded operating income of approximately $1.5 million. During the bankruptcy, the Company lost its status as an approved vendor to certain distributors of bearings and bearing products. The Company believes that as a result of the Offering it may be redesignated as an approved vendor by certain of such distributors, enabling the Company to increase its distribution sales. The Company also believes that the Offering will enhance customer confidence in the Company's ability to undertake projects requiring greater capital commitments by the Company.

          As a result of the Company's improved financial condition, certifications and qualifications, a favorable operating environment for its Chinese joint ventures, its manufacturing and sourcing expertise and focus on niche markets, the Company believes it is well positioned to increase sales and profitability.

     INDUSTRY OVERVIEW

          Based upon statistics published by Commerce, shipments of antifriction bearings and components in the U.S. exceeded $5.2 billion for 1995, an increase of 11% over 1994. There has been an approximately 5% annual rate of growth for antifriction bearings and components in the U.S. for the past 10 years. The industry's 1995 shipments included approximately $1.9 billion of ball bearings, $1.3 billion of TRBs, $900 million of other types of roller bearings, $450 million of mounted units and $589 million of bearing components. Timken dominates the TRB market with estimated sales in excess of $1 billion. The Company competes in segments of each of these bearing classifications. The antifriction bearings industry historically has been cyclical in nature, however long-term growth prospects are expected to continue as the demand for application products requiring antifriction bearings increases. Antifriction bearings are used in practically every industrial and consumer product requiring reliable, continuous circular motion.

     PRODUCTS

          The Company and its joint ventures manufacture and market high quality, precision ball and roller bearings used in a broad range of applications including automotive and trucking (e.g., steering columns, drive trains and transmissions), railcar and locomotive (e.g., wheel and axle assemblies), appliances (e.g., washing machines, fans and vacuum cleaners), lawn and garden implements (e.g., lawn mowers), office equipment (e.g., copiers), consumer products (e.g., bicycles), medical equipment (e.g., wheelchairs), material handling (e.g., conveyor assemblies and hand trucks), power tools (e.g., drills and lathes), chemical processing and the oil industry (e.g., drilling rigs).

          The Company sells approximately 2,000 products. The Company's product line includes standard and metric precision ball bearings, double row ball bearings, unground bearings, and special ball bearings. The Company offers its products in standard, modified, and custom designs where appropriate.
     The Company produces both special and niche market bearings. Special bearings are specifically manufactured to the requirements of a customer, as determined in cooperation with the Company's engineering staff. Examples of these products include bearings for copier machines, automotive steering columns, postal equipment and wheelchairs. Niche bearings are bearings used in specific industries, and are produced by a limited number of manufacturers. The Company produces, under the Hyatt brand, selected TRBs, spherical roller bearings and cylindrical roller bearings which are used in railroad, truck trailer, automotive and other industrial applications.

     MANUFACTURING AND SOURCING

          The Company primarily manufactures and assembles bearings at its facilities in New York and New Jersey, and, since 1987, at the Company's joint venture facility, SGBC, in Shanghai, PRC. The Company believes that it was among the first U.S. suppliers of ball and roller bearings to source from and/or joint venture with suppliers from the PRC, Russia, Poland, the former Yugoslavia and Japan. Although certain imports from various locations have been subject to antidumping duties since 1987, requiring importing companies to post cash deposits, SGBC, the Company's Chinese joint venture and principal source of imported product, has not been required to pay cash deposits for antidumping duties on TRBs imported from the PRC since 1991, based upon Commerce's final determination as to the fairness of SGBC's pricing that year. Based on such determination and preliminary determinations for subsequent years, SGBC recently requested a revocation of the applicability of the antidumping order to it. The Company believes that of the approximately 400 bearing factories in the PRC, SGBC is the only factory that Commerce has found to have had at least three consecutive years of sales at not less than foreign market value. Additionally, as of October 1996, the Company believes SGBC is the only TRB producer in the PRC to have received a preliminary revocation of an antidumping duty order.

          The Company produces approximately 37% of the bearings that it sells and obtains an additional 24% from joint ventures in which it participates. The Company currently relies on approximately 82 unaffiliated manufacturers to produce the remaining 39% of the bearings and components that it distributes. The Company has no long-term contracts with its unaffiliated manufacturing sources. The Company attempts to maintain sourcing flexibility by not engaging in any purchasing contracts that exceed a one year time period.

     CHINESE JOINT VENTURES

          The Company has entered into joint ventures with factories in the PRC to enable it to secure a reliable source of high quality low cost bearings and bearing components. By entering into joint ventures, rather than long term manufacturing contracts, the Company is better able to monitor and control production and quality assurance by having access to the factories at both management and production levels. Furthermore, by sourcing from joint ventures, the Company is not required to incur inventory carrying costs, since the joint ventures typically hold all inventory until needed by the Company. The joint ventures also provide a far less capital intensive alternative to building a Company-owned facility.

          SGBC was established by the Company and SRBF in June 1987 as a joint venture limited liability company in accordance with PRC law for an initial term of ten years, which was recently extended to June 2008. SGBC produces tapered roller and ball bearings, which the Company imports into the U.S. for further assembly, inspection, testing and distribution. The Company contributed 25% of the initial capital of SGBC in the form of capital equipment valued by the parties at $750,000 and the Company's joint venture partner, SRBF, contributed 75% of the initial capital of SGBC in the form of facilities and equipment, valued by the parties at $1,500,000 and $750,000, respectively. Subsequently, SBGC's capital was increased by $2,500,000, with the Company contributing 25% of such amount in the form of capital equipment and SRBF contributing 75% of such amount in the form of additional facilities, equipment and cash. The Company is not required, however, to contribute additional capital.

          The Company has the exclusive right to sell the products of SGBC in the U.S. In 1994 and 1995, the Company imported $4,900,000 and $5,500,000, respectively, in bearings from SGBC. Purchases are made upon terms and conditions established periodically by negotiation between the Company and SGBC and are subject to adjustment based upon certain events, including increases in the prices of raw materials. The Company is responsible for selecting and purchasing equipment and materials outside of the PRC. Governance, operations, distributions and the dissolution of SGBC are governed by PRC law and by SGBC's joint venture contract and articles of association. SGBC's eight-member Board of Directors, which consists of five directors chosen by SRBF and three directors chosen by the Company, exercises authority over the joint venture by majority vote. Certain decisions involving annual strategy, budgeting and production plans require the vote of at least one Director chosen by the Company. Unanimous consent of the Board of Directors is required for all fundamental corporate changes.

          Subject to PRC law and regulations providing for the payment of taxes, allocations to cover losses of prior years, and contributions to special funds for enterprise expansion, employee welfare and bonuses and general reserves, the profits of SGBC may be distributed, at the discretion of its Board of Directors, to the Company and SRBF in proportion to their registered capital contributions. A distribution of 450,000 Renminbi (the legal currency of the PRC) ("RMB") (approximately $51,981 at then current exchange rates) from 1993 operating profits was made by SGBC to the Company in February 1995. A distribution of another 740,000 RMB (approximately $89,156 at then current exchange rates) from 1994 operating profits, was declared in December 1995. The Company has agreed that this distribution be invested in the Kong Qiao General Bearing Company ("KQGBC"), a new joint venture between the Company and Shanghai Xinhua Industrial Corp. A distribution of 650,000 RMB ($78,313 at current exchange rates) from 1995 operating profits has been proposed by SGBC management for approval by the Board of Directors of SGBC.

          The joint venture contract and articles of association of SGBC provide that after the Company receives $1,375,000 in profits, its right to receive any additional dividends will terminate and all profits after that time will be distributed exclusively to SRBF. Furthermore, after termination of the joint venture, all equipment and machinery contributed by the Company will be turned over to SRBF without compensation to the Company.

          Wafangdian-Hyatt Bearing Manufacturing Co. Ltd. and Hyatt-ZWZ Bearing Corporation
     ("Wafangdian-Hyatt" and "Hyatt-ZWZ," respectively) were established pursuant to a Joint Venture Contract dated as of October 9, 1990, by and between the Company and Wafangdian Bearing Factory ("WBF"), a corporation organized under the laws of the PRC.

          Wafangdian-Hyatt is a joint venture limited liability company formed in accordance with PRC law by the Company and WBF for an initial term of ten years. Wafangdian-Hyatt is situated in Wafangdian, PRC and it manufacturers journal boxes, traction motor bearings and components for exclusive shipment to Hyatt-ZWZ, which prepares them for distribution by the Company. The Company contributed 25% of the initial registered capital of Wafangdian-Hyatt in the form of capital equipment valued by the parties at $250,000 and WBF contributed 75% of the initial registered capital of Wafangdian-Hyatt in the form of facilities and capital equipment valued by the parties at $750,000. Provisions with respect to pricing, governance, administration and distributions are substantially similar in all material aspects to those of SGBC.

          Wafangdian-Hyatt will be terminated by the end of 1996 and all of its operations will be assumed by Wafangdian General Bearing Co., Ltd. ("WGBC"), a new joint venture between World and Wafangdian Bearing Company. In its initial stage, WGBC will produce rear wheel automotive bearings in the PRC with machinery purchased from GM's Delphi plant in Bristol, Connecticut. The Company will sell the WGBC bearings in the U.S. In its second stage, WGBC will produce railroad bearings for sale in U.S. by the Company.

          Hyatt-ZWZ is a New York corporation whose share capital is owned 65% by the Company and 35% by WBF. The Company initially contributed $130,000 in capital equipment and cash to Hyatt-ZWZ. Hyatt-ZWZ purchases (from Wafangdian-Hyatt and others) and manufactures components for railroad bearing products exclusively for worldwide distribution by the Company. In 1994 and 1995, the Company purchased $1,263,012 and $965,159 of bearings, respectively, from Hyatt-ZWZ.

          Governance, operations, distributions and dissolution of Hyatt-ZWZ are governed by New York law and by the terms of the joint venture contract. Hyatt-ZWZ's seven-member Board of Directors, which consists of three directors (including its Chairman) chosen by WBF and four directors (including its Vice-Chairman) chosen by the Company, must unanimously approve all significant corporate actions.

     QUALITY AND CUSTOMER SERVICE PROGRAMS

          In order to meet the need for quality products, the Company has focused on the development and implementation of appropriate systems and controls to ensure that proper levels of quality are established and
     consistently maintained.   These systems  are documented  in the  Company's
     Quality Assurance Manual, which is also used as part of the operating standard of the Company's joint ventures and certain other suppliers. The systems were designed with special requirements to meet customers' specifications. Over the years, the Quality Assurance Manual has been revised to keep abreast with new and revised customer and industry requirements. The systems control not only the activities of the Quality Assurance Department, but also receiving inspection, in-process inspection, final audit procedures, and certain activities of other departments of the Company. These include procedures for design engineering, procurement, manufacturing, assembly and distribution. The system has been audited by certain of the Company's customers and the Company has been certified to the M1003 standard by the AAR and the MIL-I-45208-A standard by General Dynamics, a military contractor.

          The Company is seeking to obtain ISO 9001 and QS 9000 certifications by December 1997. Both of these are comprehensive industry-wide quality control systems. ISO 9001 is similar to ISO 9002, a quality standard applicable to manufacturing companies promulgated by the ISO, but contains specifications regarding engineering and design as well as manufacturing. QS 9000, a standard jointly developed by GM, Ford Motor Company and Chrysler Corporation, has all the basic systems of ISO 9000 with certain additional requirements specific to the automotive industry. GM has requested that the Company meet the QS 9000 certification by December 1997.

          In order to obtain ISO 9001 and QS 9000 registration, a Quality Assurance Coordinator has been designated. Requirements for such certifications include benchmarking the Company's current quality assurance system against the standards specified by ISO 9001 and QS9000, rewriting the Quality Assurance Manual, selecting a registration body, implementing the new system, collecting documentation, revising problem areas, conducting a pre-registration audit and conducting the registration audit itself.

     SALES, MARKETING AND CUSTOMERS

          The Company markets its products in the U.S. and abroad through nine salaried sales employees as well as 33 commissioned independent sales representative organizations, aggregating 92 sales persons. In addition, the Company has seven customer service representatives responsible for handling orders and providing sales support. Products sold through the OEM Division bear The General label for ball bearings and the Hyatt brand for all types of roller bearings.

          The Company participates in trade shows sponsored by the Truck Maintenance Council, Society of Automotive Engineers and the Railway Supply Association. The Company's advertising budget for fiscal 1996 is $50,000 and it anticipates that its advertising budget for fiscal 1997 will be between $100,000 and $150,000.

          Current OEM customers include automotive and locomotive divisions of GM, Gunite Corporation (manufacturer of wheels and hubs for trucks and trailers), Strick Corporation (truck trailer manufacturer), Trinity Industries (freight car manufacturer), Burlington Northern (railroad) and Xerox Corporation (office equipment manufacturer). The OEM Division has over 150 customers. The Distribution Division markets the same broad line of bearing products as the OEM division. The Distribution Division has over 1,200 customers, ranging in size from Motion Industries and Bearings, Inc., each of which has approximately 400 stores in the U.S., to independent single outlet operations. Since 1992, the Company increasingly has emphasized the sale of special and niche market bearings including certain TRBs. The OEM Division focuses on the transportation industry, specialty truck trailer manufacturers (to which the Company was the leading supplier in 1995), railroad locomotive and freight car manufacturers and automotive manufacturers. No customer accounted for more than 10% of the Company's consolidated revenues for fiscal 1995.

          The Distribution Division generally ships product within 24 hours of the time an order is placed. The OEM Division ships products within one to 365 days from the date an order is placed. Actual shipments are dependent upon production schedules of the Company's customers. The Company's arrangements with its North American customers typically provide that payments are due within 30 days following the date of shipment of goods. Foreign customers are generally required to pay by letter of credit. At June 30, 1996, in excess of 90% of accounts receivable were current or less than 30 days past due. Approximately 3.7% of accounts receivable were over 90 days old as of June 30, 1996.

     EMPLOYEES

          As of August 31, 1996, the Company had 172 full-time employees, of whom 122 were engaged in production, shipping and receiving and maintenance, and 16 of whom were engaged in sales and marketing. 110 of the Company's employees engaged in production, shipping and receiving, and maintenance, are subject to collective bargaining and are represented by the United Brotherhood of Carpenters and Joiners of America, AFL-CIO, Local 3127 (the "Union"). The current collective bargaining agreement with the Union expires on April 30, 1997. The Company believes that relations with its employees, including those subject to collective bargaining, are good. The Company has a 20 year relationship with the Union and has never experienced a Union work stoppage.

     COMPETITION

          The ball and roller bearing industry is highly competitive. The Company believes that competition within the precision ball and roller bearing market is based principally on quality, price and the ability to meet customer delivery requirements. The Company's primary domestic and foreign competitors are Timken, SKF USA Inc., NSK Corporation, NTN Bearing Corporation of America, The Torrington Company and FAG Holding Corporation. Many of the Company's competitors have substantially greater financial resources than the Company. Management believes that the Company's manufacturing and sourcing capabilities and its reputation for consistent quality and reliability have positioned the Company for continued growth in both market share and sales.

     PATENTS, TRADEMARKS AND LICENSES

          Except for The General trademark and the license from GM with respect to the Hyatt trademark, (the "Hyatt License") the Company does not own any U.S. or foreign patents, trademarks or licenses that are material to its business. The Company does rely on certain data, including costing and customer lists, and the success of its business depends, to some extent, on such information remaining confidential. Each employee who may have access to confidential information is subject to a confidentiality agreement.

          Under the Hyatt License, the Company has exclusive use of the terms "Hyatt," "Hyatt Railway," "Hyatt Railway Products," "Hyatt Manufacturing," "Hyatt General" and most derivatives of "Hyatt" in connection with locomotive journal boxes, traction motor bearings and component parts thereof, and non-exclusive rights to such trademarks with respect to other products. The term of the Hyatt License extends until January 1, 2000, and may be renewed at the option of the Company for an additional ten year term. The Company paid an initial fee of $30,000 upon execution of the Hyatt License and has paid or will pay an annual licensing fee to GM in an amount increasing from $20,000 in 1990 to $35,000 in 1999. The fee payable by the Company upon the exercise of its option to renew the Hyatt License is based upon a benchmark of $27,500 indexed for inflation as of 1999.

     PROPERTIES

          The Company leases facilities located in Union, New Jersey and West Nyack, New York, which have approximately 72,000 and 190,000 square feet of space, respectively. Management believes that the plants are adequate for the Company's present needs and anticipated expansion. The West Nyack facility, which is used principally for administrative, assembly, and distribution purposes, is owned by Gussack Realty Company ("Realty") and from January 1 to November 1, 1996 the Company held a month-to-month tenancy for the premises at a monthly rent of $76,070. Effective November 1, 1996, the Company and Realty entered into a lease for the West Nyack facility (the "Lease"), which provides for an initial term expiring on October 31, 2003 and is renewable at the option of the Company for an additional six year period. The Company pays rent of $4.81 per square foot (or $912,840) annually, payable in monthly rent payments of $76,070. The Lease provides for an increase in the rent every other year, commencing in 1998, to the greater of (i) 106% of the next preceding year's rent or (ii) the preceding years rent multiplied by a fraction the numerator of which is the Consumer Price Index for the area including Rockland County or, if no such index is published, for Northern Jersey (the "CPI") in effect 90 days prior to November 1 of the new rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year. Approximately 31,000 and 5,500 square feet of the West Nyack facility are sublet by the Company to WMW Machinery Co. and World, respectively. See "Certain Relationships and Related Transactions." The lease for the Union facility, which is used principally for assembly, manufacturing and distribution purposes, expires on April 1, 1998, renewable at the option of the Company for an additional five year term. Rent expense for the Union location was approximately $238,000, $204,000 and $204,000 in 1993, 1994 and 1995, respectively. Rent expense for each of the 1995 and 1996 Interim Periods was $102,000.

     ENVIRONMENTAL COMPLIANCE

          The Company's operations and products are subject to extensive federal, state and local regulatory requirements relating to pollution control and protection of the environment. Based on information compiled to date, management believes that the Company's current operations are in material compliance with applicable environmental laws and regulations, the violation of which would have a material adverse effect on the Company. There can be no assurance, however, that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect the Company's business or operations in the future.

     LEGAL PROCEEDINGS

          On August 25, 1986, Timken, a U.S. producer of TRBs, filed a petition on behalf of the U.S. TRB industry with both the ITC and Commerce seeking the imposition of antidumping duties on imports of TRBs from Japan, Italy, the former Yugoslavia, Romania, Hungary and the PRC. In May 1987, Commerce found that TRBs from each of the aforementioned countries were being sold in the U.S. at less than fair value, as determined by Commerce based upon an estimate of the foreign market value of TRBs (i.e. the price at which the same or similar merchandise is sold or offered for sale in the principal markets of the home market country). Commerce subsequently issued an antidumping order imposing duties on the unfairly traded TRBs equal to the percentage difference between the selling prices in the U.S. and the foreign market value of the imported TRBs during specified review periods. Among others, the order named SGBC, the Company's joint venture in the PRC. Importers subject to the antidumping order are required to post a cash deposit with the U.S. Customs Service equal to the antidumping margin percentage multiplied by the export price of any imported product covered by the dumping petition. The Company, as an importer of TRBs from SGBC, has not been required to post cash deposits since 1991, when Commerce allotted a 0% dumping margin to SGBC. In June 1995, SGBC requested a revocation of the order imposing antidumping duties on it with respect to its products. Commerce issued a preliminary order granting such revocation based upon, among other factors, the fact that SGBC not selling TRBs at less than foreign market value for three consecutive years.

          In February 1995, the Company and its indirect 50% subsidiary, WMW, commenced an action in the U.S. District Court for the Southern District of New York against WEMEX, Werner P. Muender, Treuhandanstalt and Bundesanstalt fur Vereinigungsbedingte Sonderaufgaben (collectively, the "Defendants") alleging, among other things, that: (i) WEMEX, the successor in liquidation to a former East German export agency, breached a joint venture agreement with the Company and a commercial sales agency agreement with WMW and violated its duties to the Company and WMW arising under such agreements; (ii) the Company relied to its detriment upon promises made by WEMEX to support WMW's marketing efforts; and (iii) Werner P. Muender, the liquidator of WEMEX, wrongfully converted property of WMW to his benefit. WMW also is seeking a declaratory judgment that any indebtedness it may owe to WEMEX be extinguished or diminished to the extent of existing value of machine tools purchased by WMW from or through WEMEX. Defendants answered the complaint, denying the allegations therein, and WEMEX asserted counterclaims against (i) WMW for goods sold and delivered in the amount of $9,507,337; (ii) Seymour I. Gussack and WMW Machinery Co. in the amount of $9,507,337, alleging that Seymour I. Gussack improperly caused the sale of WMW's assets to WMW Machinery Co.; and (iii) the Company in the amount of $9,507,337, alleging that the Company breached its fiduciary duty to WEMEX by failing to provide the working capital requirements of WMW. WMW, the Company, WMW Machinery Co. and Seymour I. Gussack have denied any liability to WEMEX and believe its counterclaims to be without merit. However, there can be no assurance the case will be resolved in a timely manner or settled to the satisfaction of the Company. Furthermore, enforcement of an award favorable to the Company may be subject to further review by German courts. Defendants also have moved to dismiss the action based on various grounds including, among others, the Foreign Sovereign Immunities Act of 1976, the Act of State Doctrine, forum non conveniens, legal insufficiency of certain claims and improper venue. WMW, the Company, WMW Machinery Co. and Seymour
     I. Gussack have opposed Defendants' motion for dismissal, and have argued that, if the Court dismisses the Company's claims, it should also dismiss the Defendants' counterclaims. There can be no assurances, however, that if the court dismisses the action in its entirety, the Defendants will not institute an action in Germany, which may be a less favorable forum for the Company. In addition, if the Defendants prevail in their counterclaim against the Company for the amount claimed, and the Company is unsuccessful in its claims against the Defendants, there would be a material adverse effect on the Company's financial condition.

                                      MANAGEMENT

     DIRECTORS AND EXECUTIVE OFFICERS

          The directors and executive officers of the Company are as follows:

             Name          Age                Position
            -------        ----

      Seymour I. Gussack   72       Chairman of the Board of
                                    Directors
      David L. Gussack     39       President and Director

      Harold S. Geneen     86       Director Designee

      Jerome Johnson       84       Director
      Lester M. White      37       Vice President
                                    MIS/Administration

      Eugene Passariello   64       Vice President
                                    Manufacturing
      William F. Kurtz     38       Vice President Technical
                                    Services

      Christopher Moore    39       Vice President Finance,
                                    Secretary and Treasurer

      Joseph J. Hoo        61       Vice President Advanced
                                    Technology and
                                         China Affairs

          ============================================================

          Set forth below is certain additional information with respect to the directors, executive officers and director designees of the Company. Harold S. Geneen will be appointed as a Director upon completion of the Offering.

          Seymour I. Gussack founded the Company in 1958 and has served as Chairman of the Board and a director of the Company since its formation. Seymour I. Gussack is also the Chairman of the Board and a director of World and a partner of Realty. See "Certain Relationships and Related Transactions" and "Principal Stockholder." Seymour I. Gussack's son is David L. Gussack, President of the Company and a director.

          David L. Gussack became President of the Company in 1993 and has been a Director of the Company since 1987. David L. Gussack has held various positions with the Company since 1983, including Executive Vice President from 1991 to 1992, General Manager of the OEM Division from 1988 to 1990, Supervisor and Coordinator, Hyatt Absorption Project from 1987 to 1988, Plant Manager from 1986 to 1987, Office Facilities Manager from 1985 to 1986, and Manager of Special Projects from 1983 to 1985. David L. Gussack is a Secretary and a Director of SGBC and Hyatt-ZWZ, respectively. He also is a partner of Realty. See "Certain Relationships and Related Transactions." David L. Gussack is a graduate of the University of Pennsylvania. David L. Gussack's father is Seymour I. Gussack, Chairman of the Board of Directors of the Company.

          Harold S. Geneen has agreed to serve as a Director of the Company upon the closing of this Offering. Mr. Geneen served as Chief Executive Officer of ITT Corporation ("ITT") from 1959 until 1977, and as Chairman of the Board of Directors of ITT from 1965 until 1979. He has been Chairman Emeritus of ITT since 1983. Mr. Geneen is also Chairman and a director of First Rock Financial Corporation, an equipment leasing company, and of Insurakco Holdings Inc.. In addition, Mr. Geneen is a director of Investors Management Corporation, an owner of restaurants, IVAX Corporation, a pharmaceutical company, and Gunther International, Ltd., a document assembly company.

          Lester M. White has served as Vice President Administration/Management Information Systems of the Company since 1989. Mr. White is a graduate of University of Massachusetts, Boston (B.S. Management and Economics).

          Eugene Passariello has served as Vice President Manufacturing of the Company since 1989. Mr. Passariello was a Plant Manager of the Company from 1991 to 1991. He is a graduate of Fairleigh Dickenson University (B.S. in Industrial Engineering), Brooklyn Technical College (M.S. in Metallurgy), and Rockland College (M.A. in Business Administration).

          William F. Kurtz has served as Vice President Technical Services of the Company since 1993. Mr. Kurtz was also a Chief Engineer of the Company from 1989 to 1993 and Senior Project Engineer of the Company from 1988-89. He is a graduate of Manhattan College (M.E. and B.E. in Mechanical Engineering).

          Christopher Moore has served as Vice President Finance of the Company since 1995 and as Secretary and Treasurer since 1993. Prior to that time, Mr. Moore held various positions in the Company, including Controller from 1986 to 1995 and Assistant Controller from 1984 to 1986. Mr. Moore is a graduate of Seton Hall University (B.S. in Accounting) and has been a certified public accountant since 1981.

          Joseph I. Hoo has served as Vice President Advanced Technology & China Affairs at the Company since August 1995. Prior to such time, Mr. Hoo served as General Manager, Industrial Products Division from 1991 to 1995 and Chief Metallurgist from 1987 to 1991. Mr. Hoo is a graduate of the National University of Japan (B.S. in Engineering) and University of Michigan (M.S.E. in Metallurgy and Engineering).

          Jerome Johnson has been a director of the Company since September 1987. Mr. Johnson has been an attorney in private practice for more than 50 years. He also serves on the Board of Directors of Presidential Life Insurance Company. Mr. Johnson is a graduate of DePaul University (L.L.B and J.D.) and is a member of the Illinois and New York bars.

          Seymour I. Gussack, David L. Gussack and Eugene Passariello were each officers of the Company at the time the Company filed for protection from creditors under Chapter 11 of the U.S. Bankruptcy Code in 1991. See "Company History."

          Directors hold office until the next annual meeting of stockholders following their election, or until their successors are elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

          The standing committees of the Board of Directors are the Audit Committee and the Compensation/Stock Option Committee.

          The Audit Committee of the Board of Directors consists of three directors, David L. Gussack, __________ and Jerome Johnson. The Audit Committee's function is to review and report to the Board of Directors with respect to the selection and the terms of engagement of the Company's independent public accountants, and to maintain communications among the Board of Directors, such independent public accountants, and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal controls and related matters. The Audit Committee also reviews certain related party transactions and any potential conflict of interest situations involving officers, directors or stockholders beneficially owning more than 10% of an equity security of the Company.

          The Compensation/Stock Option Committee will consist of Messrs. Harold
     S. Geneen and _____________, each of whom is an independent Director. The Compensation/Stock Option Committee's function is to review and approve annual salaries and bonuses for all employees with salaries in excess of $100,000 and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, including the granting of stock options pursuant to the Company's 1996 Option Plan.

     EXECUTIVE COMPENSATION

          The following table sets forth the aggregate compensation paid for services rendered in all capacities to the Company's executive officer who received compensation of $100,000 or more during the fiscal year ended December 30, 1995:

                                                         LONG-TERM
                         ANNUAL COMPENSATION            COMPENSATION
                                 (1)                   -------------
                        ----------------------

                                                                   ALL OTHER
           NAME AND                            RESTRICTE  STOCK   COMPENSATIO
           PRINCIPAL   FISCAL                   D STOCK  OPTIONS       N
           POSITION     YEAR    SALARY  BONUS    AWARDS     #     -----------
        -------------- ------   ------  ------ --------- -------       -

           David L.     1995   $155,232 $5,000     0        0     $28,000 (2)
           Gussack,
           President

     ------------------------------------

          (1) Perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total base salary and annual bonus for each of the named executive officers.

          (2)  Represents deferred compensation.

     1996 STOCK OPTION AND PERFORMANCE AWARD PLAN

          In September 1996, the Company adopted the 1996 Option Plan, which authorizes the grant to directors, officers and key employees of the
     Company and any parent or subsidiary of the Company, of incentive or non-qualified stock options, performance shares, restricted shares and performance units. The 1996 Option Plan covers up to 500,000 shares of the Company's Common Stock. Options to purchase 257,500 shares at the Offering price per share were granted certain officers, directors and other key employees, subject to the closing of the Offering.

          The 1996 Option Plan is administered by a committee (the "Stock Option Committee") consisting of Messrs. Harold S. Geneen and ___________. The Stock Option Committee determines the prices and terms at which options may be granted. Options may be exercisable in installments over the option period, but no options may be exercised after ten years from the date of grant.

          The exercise of any incentive stock option granted to an eligible employee may not be less than 100% of the fair market value of the shares underlying such option on the date of grant, unless such employee owns more than 10% of the outstanding Common Stock or stock of any subsidiary or parent of the Company, in which case the exercise price of any incentive stock option may not be less than 110% of such fair market value. No option may be exercisable more than ten years after the date of grant and, in the case of an incentive stock option granted to an eligible employee owning more than 10% of the Common Stock or stock of any subsidiary or parent of the Company, no more than five years from its date of grant. Options are not transferable, except upon the death of the optionee. In general, upon termination of employment of an optionee, all options granted to such person which are not exercisable on the date of such termination immediately expire, and any options that are exercisable expire three months following termination of employment, if such termination is not the result of death or retirement, two years following such termination, if such termination was because of death, and one year following such termination if such termination was because of disability or retirement under the provisions of any retirement plan that may be established by the Company, or with the consent of the Company.

          At the time each grant of shares is made, the Stock Option Committee will determine the duration of the performance or restriction period, if any, the performance targets, if any, and the times at which restrictions placed on restricted shares shall lapse.

     DIRECTOR COMPENSATION

          The members of the Company's Board of Directors are not compensated for their service on the Board, but are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. Directors will participate in the 1996 Option Plan.


                              CERTAIN RELATIONSHIPS AND
                                 RELATED TRANSACTIONS

     BANKRUPTCY AND RESULTING OBLIGATIONS TO WORLD

          In connection with the Plan of Reorganization, the Company issued to World, which prior to this Offering owned all of the Company's Common Stock, the Secured Note, the Installment Note, and 1,000 shares of Common Stock in exchange for the Discharged Obligation. World acquired the Discharged Obligation from Wells Fargo, which provided financing for the purchase by the Company in March 1987 of Hyatt and for working capital. The Secured Note is secured by a subordinated lien in certain machinery and equipment having a net book value of approximately $1.4 million at December 30, 1995. Interest on the Secured Note accrues annually but is only payable with respect to any fiscal year to the extent the Company's net income exceeds $400,000. The Company has never made any payments of principal or interest with respect to the Secured Note, and it has accrued $375,000 in interest thereon. World agreed to defer the payment under the Installment Note for fiscal 1993 and fiscal 1994, and received principal payments of $375,000 during fiscal 1995, which included the two installments previously deferred. The Installment Note does not bear interest. During 1994, World lent $1,000,000 to the Company, with interest payable quarterly at the rate of 6% per annum. The loan was repaid in full in December 1995, and interest payments for fiscal 1994 and fiscal 1995 were made in the amount of $45,000 each year.

     LEASES WITH REALTY

          From January 1 to November 1, 1996, the Company held a month-to-month tenancy for the premises located at West Nyack, New York comprising 189,833 square feet owned by Realty, whose partners include Seymour I. Gussack, David L. Gussack and Nina M. Gussack, each a member of the Board of Directors of the Company. The Company and Realty entered into the Lease effective as of November 1, 1996, which provides for an initial term expiring on October 31, 2003 and may be renewed at the option of the Company for an additional six year period. The Company pays rent of $4.81 per square foot (or $912,840) annually, payable in monthly rent payments of $76,070. The Lease provides for an increase every other year, commencing in 1998, to the greater of (i) 106% of the next preceding year's rent or
     (i) the preceding year's rent multiplied by a fraction the numerator of which is the Consumer Price Index for the area including Rockland County or if no such index is published, for Northern New Jersey (the "CPI") in effect 90 days prior to November 1 of the new rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year.

          During 1993, 1994 and 1995, the Company leased facilities from Realty in Blauvelt, New York at which the Company located its headquarters and operations. The Company is the guarantor with respect to a mortgage loan currently in the principal amount of $679,586 from the Job Development Authority of Rockland County and a mortgage loan currently in the principal amount of $543,750 from the Industrial Development Authority of Rockland County on the property in Blauvelt, New York. The Company incurred rent and real estate taxes with respect to the facilities leased from Realty in Blauvelt, New York for 1993, 1994 and 1995 of approximately $786,000, $923,000 and $861,000, respectively.

     SUBLEASES TO WMW MACHINERY CO. AND WORLD

          The Company currently subleases 30,949 square feet and 5,500 square feet at the West Nyack facility to WMW Machinery Co., a subsidiary of World, and World, respectively, pursuant to subleases in each case effective November 1, 1996. The subleases are coterminous with the Lease. The sublease with WMW Machinery Co. provides for rent of $5.50 square feet or $170,220 per year until November 1998, payable to the Company in equal monthly installments. The sublease with World provides for rent of $33,000 per year until November 1998, payable to the Company in equal monthly installments. Each sublease provides for an increase in rent every other year, commencing in 1998, to the greater of (i) 106% of the next preceding year's rent or (ii) the preceding year's rent multiplied by a fraction the numerator of which is the CPI in effect 90 days prior to November 1 of the next rent year and the denominator of which is the CPI in effect 90 days prior to November 1 of the preceding year.

     OTHER TRANSACTIONS WITH WORLD AND WORLD AFFILIATES

          The  Company  made   payments  for  and   advances  to  World,   World
     subsidiaries  and  joint  ventures  and  certain  affiliates  for  payroll, benefits and other expenses. Such payments aggregated approximately $84,000, $1,708,000, $1,742,000 and $970,000 and $776,000 for 1993, 1994,
     1995 and the 1995 and 1996 Interim Periods, respectively. The advances did not bear interest through the end of the 1996 Interim Period. In certain cases, the obligation to repay advances made by the Company were satisfied by offsetting the price of bearings or bearing products purchased from joint ventures obligated to the Company. The Company has purchased bearings from four joint ventures and machinery from another joint venture in which World has interests. Such purchases aggregated $0, $600,000, $2,650,000 and $1,550,000 and $350,000 for 1993, 1994, 1995 and the 1995
     and 1996 Interim Periods, respectively. Following the completion of this Offering, the Company anticipates that it will continue to make payments for and advances to joint ventures in which World has interests and to purchase bearings from such joint ventures.

     FUTURE TRANSACTIONS

          All future transactions between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                PRINCIPAL STOCKHOLDER

          The following table sets forth, as of the date of this Prospectus, and as adjusted to reflect the sale of the 1,000,000 shares of Common Stock offered hereby, certain information concerning the beneficial ownership of Common Stock as to each director and current executive officer of the Company, and each person who, to the Company's knowledge, beneficially owns more than 5% of the outstanding Common Stock.

                                                           PERCENTAGE OF SHARES
                                                               BENEFICIALLY
                                                                OWNED(1)(2)
                                                           ---------------------
                                                                    ---

                                                                         AFTER
     NAME AND ADDRESS OF              NUMBER OF SHARES        BEFORE   OFFERING
     BENEFICIAL OWNER(1)            BENEFICIALLY OWNED(1)    OFFERING  ---------
     --------------------          ----------------------    --------      -
     World Machinery Company              3,000,000          100%         75%
     44 High Street
     West Nyack, New York  10994


     ---------------------------
     (1) Pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.
     (2) Assumes the Underwriters' over-allotment option is not exercised. If such option is exercised, the percentage of the issued and outstanding Common Stock owned by World will be reduced to 72.3%.
     (3) Seymour I. Gussack, the Company's Chairman of the Board and David L. Gussack, the Company's President own or control approximately 19.6% and 17.6%, respectively of the stock of World. The remaining children of Seymour I. Gussack and his spouse own or control an additional approximately 42% of the stock of World. Harold S. Geneen, a Director Designee of the Company, and Joseph J. Hoo, Vice President -Advanced Technology and China Affairs of the Company, own approximately 19.6% and 2% of the shares of World, respectively.

                              DESCRIPTION OF SECURITIES

     GENERAL

          The Company is authorized to issue 19,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share, upon completion of the offering, there will be 4,000,000 shares of Common Stock and no shares of Preferred Stock issued and outstanding.

          The following summary is qualified in its entirety by reference to the Company's Second Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Amended and Restated By-Laws (the "By-laws"), a copy of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     COMMON STOCK

          Each holder of Common Stock is entitled to cast one vote, either in person or by proxy, for each share of Common Stock owned of record on the record date (as defined in the Company's By-laws) or all matters submitted to a vote of stockholders, including the election of directors. Until the date five years from the date of this Prospectus, the holders of Common Stock, voting separately as a class, will be entitled to elect that number of directors equal to one less than one half of the total number of directors comprising the Board of Directors (subject to the rights, if any, of holders of shares of Preferred Stock that the Company may issue, from time to time, to elect separately a class of directors, which will reduce the number of directors to be elected by holders of Common Stock). The holders of Common Stock do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of the class of directors to be elected by the Common Stock can elect all of such directors, and, in such event, the holders of the remaining shares of Common Stock will be unable to elect any of the Company's directors.

          Holders of outstanding shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of the Company, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of any outstanding shares of Preferred Stock.

          Holders of the shares of Common Stock have no preemptive rights. There are no conversion or subscription rights, and shares of Common Stock are not subject to redemption. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued and paid for in accordance with the terms thereof, duly authorized and issued, fully paid and nonassessable.

     PREFERRED STOCK

          The authorized capital stock of the Company includes 1,000,000 shares of Preferred Stock. The Board of Directors is authorized to fix the rights, preferences, privileges and restrictions of any series of Preferred Stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of shares constituting any such series and the designation thereof and to increase or decrease the number of shares of such series subsequent to the issuance of shares of such series (but not below the number of shares of such series then outstanding). Because the terms of the Preferred Stock can be fixed by the Board of Directors without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of the Company or to make the removal of management more difficult. The Board of Directors, without stockholder approval, could issue Preferred Stock with dividend, voting and conversion rights which could adversely affect the rights of the holders of Common Stock. At present, the Company has no plans to issue any Preferred Stock.

     CERTAIN DELAWARE LAW PROVISIONS

          Section 203 of the Delaware Law prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a publicly held Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the date on which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 may have a depressive effect on the market price of the Common Stock offered hereby.

     ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

          Certain provisions of the Certificate of Incorporation and By-laws of the Company summarized in the following paragraphs will become operative prior to consummation of this Offering and may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock held by such stockholders. These provisions also may have a depressive effect on the market price of the Common Stock.

          Special Meeting of Stockholders. The Certificate of Incorporation provides that special meetings of stockholders of the Company may be called only by the Board of Directors. This provision makes it more difficult for stockholders to take action opposed by the Board of Directors. The approval of the holders of two-thirds of the Company's outstanding Common Stock is necessary to amend or repeal this provision of the Company's Certificate of Incorporation.

          Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company (i) in the case of an annual meeting that is called for a date that is within 30 days before or after anniversary date of the immediately preceding annual meeting of stockholders, not fewer than 60 days nor more than 90 days prior to such anniversary date and (ii) in the case of the annual meeting to be held during the first complete fiscal year following the date of this Prospectus and in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The By-laws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting. As set forth below, the By-laws may not be amended or repealed by the stockholders of the Company, except with the approval of holders of two-thirds of the Company's outstanding Common Stock.

          Adjournment of Meetings of Stockholders. The By-laws provide that when a meeting of stockholders of the Company is convened, the presiding officer, if directed by the Board of Directors, may adjourn the meeting if
     (i) no quorum is present for the transaction of business or if (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information the Board of Directors determines has not been made sufficiently or timely available to stockholders or to otherwise effectively exercise their voting rights. This provision will, under certain circumstances, make more difficult or delay actions by the stockholders opposed by the Board of Directors. The effect of such provision could be to delay the timing of a stockholders' meeting, including in cases where stockholders have brought proposals before the stockholders that are in opposition to those brought by the Board of Directors and therefore may provide the Board of Directors with additional flexibility in responding to such stockholder proposals. As set forth below, the By-laws may not be amended or repealed by the stockholders of the Company, except with the approval of holders of two-thirds of the Company's outstanding Common Stock.

          Amendment of the By-laws. The Certificate provides that the By-laws may be amended or repealed by the Board of Directors and may not be amended or repealed by the stockholders of the Company, except with the consent of holders of two-thirds of the Company's outstanding Common Stock. This provision will make it more difficult for stockholders to make changes to the By-laws that are opposed by the Board of Directors. This provision of the Certificate of Incorporation may not be amended or repealed by the stockholders of the Company, except with the approval of the holders of two-thirds of the Company's outstanding Common Stock.

     TRANSFER AGENT

          The transfer agent for the Company's Common Stock is American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.


                   SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

          The Company has 4,000,000 shares of Common Stock issued and outstanding. Of these shares, 1,000,000 shares of Common Stock registered in this Offering (1,150,000 if the over-allotment option is exercised) will be freely tradeable without restriction or further registration under the Act, except for shares purchased by affiliates of the Company, which will be subject to certain resale limitations of Rule 144 under the Act. The remaining 3,000,000 outstanding shares were initially issued and sold by the Company in December 1993 as 1000 shares which were subject to a 3000-for-one stock split effective as of October 10, 1996.

          In general, under Rule 144, as currently in effect, subject to the satisfaction of certain conditions, provides that a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three month period immediately preceding the sale and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

                                     UNDERWRITING

          The Underwriters named below have agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and H.J. Meyers & Co., Inc., as Representative of the Underwriters, to purchase from the Company the number of shares of Common Stock set forth opposite their names. The 9% underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriters at the time of delivery to the Underwriters of the shares of Common Stock so purchased.

                                                 NUMBER OF
            NAME OF UNDERWRITER               SHARES PURCHASED
           --------------------              -----------------


      H.J. Meyers & Co., Inc. . . .






                                             ---------
             Total  . . .   1,000,000        1,000,000
                                            ==========

          The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the front cover page of this Prospectus, and at such price less a concession not in excess of $_______ per share of Common Stock to certain dealers who are members of the National Association of Securities Dealers, Inc., of which the Underwriters may allow and such dealers may reallow concessions not in excess of $______ per share of Common Stock to certain other dealers. The public offering price and concession and discount may be changed by the Underwriters after the initial public offering.

          The Company has granted to the Underwriters an over-allotment option expiring at the close of business on the 45th business day subsequent to the date of this Prospectus, to purchase up to an additional 150,000 shares of Common Stock at the public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to satisfy over-allotments in the sale of the shares of Common Stock.

          The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the total proceeds of this Offering, or $300,000 (and 3% of the total proceeds from the sale of any shares of Common Stock pursuant to the exercise of the over-allotment option, or $45,000 if the Underwriters exercise the over-allotment option in full). In addition to the Underwriters' commissions and the Representative's expense allowance, the Company is required to pay the costs of qualifying the shares of Common Stock under Federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this Offering.

          At the closing of this Offering, the Company will issue to the Representative, for nominal consideration, the Representative's Warrants to purchase up to 100,000 shares of Common Stock of the Company. The shares of Common Stock subject to the Representative's Warrants are identical to the shares of Common Stock sold to the public, except for the purchase price and certain registration rights. The Representative's Warrants will be exercisable for a four-year period commencing one year from the date of this Prospectus, at an exercise price of $_________ per share of Common Stock (that being 120% of the initial public offering price per share of Common Stock). The Representative's Warrants will not be transferable prior to their initial exercise date except to successors in interest to the Representative, and directors and officers of the Representative.

          The Representative's Warrants will contain anti-dilution provisions providing for appropriate adjustment in the event of any recapitalization, reclassification, stock dividend, stock split or similar transactions. The Representative's Warrants do not entitle the Representative to any rights as a stockholder of the Company until such warrants are executed and the shares of Common Stock are purchased thereunder.

           The Representative's Warrants and the shares of Common Stock issuable thereunder may not be offered for sale to the public except in compliance with the applicable provisions of the Act. The Company has agreed that if it causes a post-effective amendment to the Registration Statement of which this Prospectus is a part, or a new registration statement or offering statement under Regulation A, to be filed with the Securities and Exchange Commission (the "Commission"), the Representative shall have the right during the life of the Representative's Warrants to include therein for registration the Representative's Warrants and/or the shares of Common Stock issuable upon their exercise at no expense to the Representative. Additionally, the Company has agreed that, upon demand by the holder(s) of at least 50% of the (i) total unexercised Representative's Warrants and
     (ii) shares of Common Stock issued upon the exercise of the Representative's Warrants, made on no more than two separate occasions during the exercise period of the Representative's Warrants, the Company shall use its best efforts to register the Representative's Warrants and/or any of the shares of Common Stock issuable upon the exercise thereof, provided that the Company has available current financial statements, the initial such registration to be at the Company's expense and the second at the expense of the holder(s).

          For the period during which the Representative's Warrants are exercisable, the holder(s) will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other stockholders of the Company. The holder(s) of the Representative's Warrants can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrants. Such facts may materially adversely affect the terms on which the Company can obtain additional financing. To the extent that the Representative realizes any gain from the resale of the Representative's Warrants or the shares of Common Stock issuable thereunder, such gain may be deemed additional underwriting compensation under the Act.

          The Company has agreed to enter into a one year consulting agreement with the Representative, pursuant to which the Representative will act as financial consultant to the Company, commencing upon the closing date of this Offering. Under the terms of this agreement, the Representative, to the extent reasonably required in the conduct of the business of the Company and at the prior written request of the President of the Company, has agreed to evaluate the Company's managerial and financial requirements, assist in the preparation of budgets and business plans, advise with regard to sales planning and sales activities, and assist in financial arrangements. The Representative will make available qualified personnel for this purpose. The non-refundable consulting fee of $60,000 will be payable, in full, on the closing date of this Offering.

          The Company has agreed that it will engage a public relations firm acceptable to the Representative and the Company. The Company also has agreed to maintain a relationship with such public relations firm for minimum period of two years and on such other terms as are acceptable to the Representative.

          The Company has also agreed that, for a period of two years from the closing of this Offering, if it participates in any merger, consolidation or other transaction which the Representative has brought to the Company (including an acquisition of assets or stock for which it pays, in whole or in part, with shares of the Company's Common Stock or other securities), which transaction is consummated within three years of the closing of this Offering, then it will pay for the Representative's services an amount equal to 5% of the first $1.0 million of value paid or value received in the transaction, 4% of any consideration above $1 million and less than $2.0 million and 3% of any consideration in excess of $2.0 million and less than $3.0 million, 2% of any consideration above $3.0 million and less than
     4.0 million and 1% of any consideration exceeding $4.0 million. The Company has also agreed that if, during this two-year period, someone other than the Representative brings such a merger, consolidation or other transaction to the Company, and if the Company in writing retains the Representative for consultation or other services in connection therewith, then upon consummation of the transaction the Company will pay to the Representative as a fee the appropriate amount as set forth above or as otherwise agreed to between the Company and the Representative.

          The Company has agreed that for a period of one year from the date of this Prospectus the Company will not sell or otherwise dispose of any securities without the prior written consent of the Representative, which consent shall not be unreasonably withheld, with the exception of shares of Common Stock issued pursuant to the exercise of options, warrants or other convertible securities outstanding prior to the date of this Prospectus and described herein. The Company also has agreed that for a period of 18 months from the date of this Prospectus, the Company will not sell or issue any securities pursuant to Regulation S under the Securities Act without the Representative's prior written consent.

          The holders of all of the shares of Common Stock outstanding immediately prior to this Offering and the holders of all options and warrants to purchase Common Stock outstanding on the date hereof have agreed that for a period of 18 months from the date of this Prospectus they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock acquired prior to this Offering or purchasable under any option, warrant or convertible debt owned by them prior to this Offering, without the prior written consent of the Representative.

          The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Act.

          Prior to this Offering, there has been no public market for the Common Stock. The offering price of the securities being offered hereby was determined by negotiation between the Company and the Representative. Factors considered in determining such price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the future prospects of the Company, the ability of the Company's management, the earnings, net worth and financial condition of the Company, the general condition of the securities markets at the time of this Offering, and the prices of similar securities of comparable companies.



                                    LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for the Company by Reid & Priest LLP, New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Representative by Harter, Secrest & Emery, Rochester, New York.


                                       EXPERTS

          The financial statements of the Company included in this Prospectus have been audited by BDO Seidman, LLP and Ferro, Berdon & Company, L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                            CHANGE IN INDEPENDENT AUDITORS

          In September  1996,  the Company's  Board  of Directors  retained  BDO
     Seidman, LLP as its independent public accountants. Prior to 1996, the Company retained Ferro, Berdon & Company, L.L.P. as its independent public accountants. During the period Ferro, Berdon & Company, L.L.P. was retained, there were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to the Company's financial statements for the fiscal years ended December 25, 1993 and December 31, 1994 or up through the time of replacement which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining BDO Seidman, LLP, the Company had not consulted with BDO Seidman, LLP regarding accounting principles.


                                AVAILABLE INFORMATION

          The Company has filed with the Commission, a Registration Statement on Form S-1 (the "Registration Statement") under the Act, with respect to the shares of Common Stock offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain certain information set forth in or annexed as exhibits and schedules to the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed as a part thereof, which may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or copied upon request to the Public Reference Section of the Commission and payment of the prescribed fee. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                                                     GENERAL BEARING CORPORATION
                                                                AND SUBSIDIARIES

                                                                        CONTENTS

     =================================================================
     REPORTS OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS               F-2 - F-3

     CONSOLIDATED FINANCIAL STATEMENTS:
          Balance sheets                                                     F-4
          Statements of operations                                           F-5
          Statements of changes in stockholder's equity                      F-6
          Statements of cash flows                                           F-7
          Summary of significant accounting policies                  F-8 - F-11
          Notes to consolidated financial statements                 F-12 - F-28

     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     General Bearing Corporation
     West Nyack, New York

     We have audited the accompanying consolidated balance sheet of General Bearing Corporation and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years ended December 25, 1993 and December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Bearing Corporation and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for the years ended December 25, 1993 and December 31, 1994, in conformity with generally accepted accounting principles.




     Ferro, Berdon & Company, LLP


     New York, New York

     March 24, 1995

     REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     General Bearing Corporation
     West Nyack, New York

     We have audited the accompanying consolidated balance sheet of General Bearing Corporation and subsidiaries as of December 30, 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Bearing Corporation and subsidiaries as of December 30, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.




     BDO Seidman, LLP



     New York, New York

     September 13, 1996, except for Note 15(a), which is as of October 10, 1996

                                                     GENERAL BEARING CORPORATION
                                                                AND SUBSIDIARIES

                                                     CONSOLIDATED BALANCE SHEETS


                                      December 31,   December 30,    June 29,
                                          1994           1995          1996
                                                                    (Unaudited)
     Assets
     Current:
          Cash                       $    66,953    $    50,735   $    17,051
          Accounts receivable -
               trade, less allowance
               for doubtful accounts
               of $255,000, $255,000
               and $294,000            5,586,661      6,044,042     5,271,821
          Inventories                 13,662,631     16,626,234    14,785,704
          Prepaid expenses and other
               current assets            210,141        184,139       107,817
          Advances to parent and
               affiliates                413,978        215,350       402,587
                                      ----------------------------------------
                 TOTAL
                 CURRENT ASSETS       19,940,364     23,120,500    20,584,980
     -------------------------------------------------------------------------
     FIXED ASSETS, NET                 2,028,075      2,480,170     2,654,839
     -------------------------------------------------------------------------
     INVESTMENTS AND ADVANCES:
          Investments in affiliates    1,568,867        687,454       687,454
          Advances to affiliate          255,824        255,824       255,824
                                       ---------------------------------------
                                       1,824,691        943,278       943,278
     -------------------------------------------------------------------------
     DEFERRED TAX ASSET                        -        500,000       182,000
     -------------------------------------------------------------------------
     OTHER ASSETS                        349,436         42,460        36,097
     -------------------------------------------------------------------------
                                     $24,142,566    $27,086,408   $24,401,194


    ==========================================================================


     LIABILITIES AND STOCKHOLDER'S
          EQUITY
     CURRENT:
          Note payable - bank        $ 9,970,109    $10,862,894   $10,372,308
          Accounts payable:
               Trade                   2,615,446      4,811,677     2,503,025
               Affiliates                724,859      1,398,525     1,985,968
          Accrued expenses and other
               current liabilities     1,944,074      1,467,563     1,441,213
          Accrued customer damage
          claims                               -      1,564,742       700,921
          Current maturities of
               long-term debt                  -        222,840       222,840
				    ------------------------------------------
               TOTAL CURRENT
               LIABILITIES            15,254,488     20,328,241    17,226,275
				   -------------------------------------------
     LONG-TERM DEBT, LESS CURRENT
          MATURITIES:
          Bank                                 -      1,225,740     1,114,320
          Parent                       4,460,142      2,875,142     2,875,142
          Affiliates                     758,173        716,422       727,912
				    ------------------------------------------
                                       5,218,315      4,817,304     4,717,374
     COMMITMENTS AND CONTINGENCIES
     STOCKHOLDER'S EQUITY:

          Preferred Stock par value
               $.01 per share -
               shares authorized
               1,000,000, none issued
               and outstanding                 -              -             -
          Common Stock par value
               $.01 per share -
               shares authorized
               19,000,000, issued and
               outstanding 3,000,000      30,000         30,000        30,000
          Additional paid-in capital  12,203,250     12,203,250    12,203,250
          Deficit                     (8,563,487)   (10,292,387)   (9,775,705)
	----------------------------------------------------------------------
               TOTAL STOCKHOLDER'S
 		EQUITY 		       3,669,763      1,940,863     2,457,545
	 ---------------------------------------------------------------------
                                     $24,142,566    $27,086,408   $24,401,194
         =====================================================================

                     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                                                     GENERAL BEARING CORPORATION
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Year ended
                                 December 25,    December 31,     December 30,
                                     1993            1994             1995
     -------------------------------------------------------------------------

     SALES                       $27,253,855     $37,031,669      $42,070,000

     COST OF SALES                20,724,474      28,483,348       32,068,789
     -------------------------------------------------------------------------
        GROSS PROFIT               6,529,381       8,548,321       10,001,211
     SELLING, GENERAL
       AND ADMINISTRATIVE
       EXPENSES                    6,916,056       7,674,250        7,495,208
     PROVISION FOR CUSTOMER
       DAMAGE CLAIMS                       -               -        2,152,000
      ------------------------------------------------------------------------
        OPERATING
          INCOME (LOSS)             (386,675)        874,071          354,003
      ------------------------------------------------------------------------
     OTHER (INCOME)
       EXPENSE:
        Interest, including
          $-0-,  $210,000,
          $180,000, $84,000
          and $75,000 to
          parent                     512,965         989,912        1,428,451
        Equity in (income)
          loss of affiliate          182,802        (403,071)         (78,587)
        Other                       (717,355)         32,268        1,233,039
        ----------------------------------------------------------------------
                                     (21,588)        619,109        2,582,903
        ----------------------------------------------------------------------
          INCOME (LOSS)
             BEFORE INCOME
             TAX (BENEFIT)
             AND
             EXTRAORDINARY
             INCOME                 (365,087)        254,962       (2,228,900)
     INCOME TAX (BENEFIT)                  -               -         (500,000)
     -------------------------------------------------------------------------
          INCOME (LOSS)
             BEFORE
             EXTRAORDINARY
             INCOME                 (365,087)        254,962       (1,728,900)

     EXTRAORDINARY INCOME -
        SETTLEMENT OF DEBTS
        AT A DISCOUNT             15,835,639         108,275                -
     -------------------------------------------------------------------------
     NET INCOME (LOSS)           $15,470,552        $363,237      $(1,728,900)
     =========================================================================
     INCOME (LOSS) PER
        COMMON SHARE:

        Income (loss) before
          extraordinary
          income                       $(.01)           $.08            $(.58)
        Extraordinary income             .68             .04                -
       -----------------------------------------------------------------------
          Net income (loss)             $.67            $.12            $(.58)
         =====================================================================
     WEIGHTED AVERAGE
       NUMBER OF COMMON
       SHARES                     23,125,000       3,000,000        3,000,000
      =========================================================================
                     See accompanying summary of significant accounting policies and notes to consolidated financial statements.



                                                     GENERAL BEARING CORPORATION
                                                                AND SUBSIDIARIES

                                          CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                     (continued)

                                             Six months ended
                                  June 30, 1995            June 29, 1996
                                                (Unaudited)

     SALES                               $22,853,251              $21,006,585
     COST OF SALES                        17,313,746               15,745,699
     -------------------------------------------------------------------------
        GROSS PROFIT                       5,539,505                5,260,886
     SELLING, GENERAL
       AND ADMINISTRATIVE
       EXPENSES                            3,831,079                3,751,460
     PROVISION FOR CUSTOMER
       DAMAGE CLAIMS                       2,152,000                        -
    --------------------------------------------------------------------------
        OPERATING
          INCOME (LOSS)                     (443,574)               1,509,426
     -------------------------------------------------------------------------
     OTHER (INCOME)
       EXPENSE:

        Interest, including
          $-0-,  $210,000,
          $180,000, $84,000
          and $75,000 to
          parent                             695,996                  674,744
        Equity in (income)
          loss of affiliate                    7,466                        -
        Other                              1,118,261                        -
       -----------------------------------------------------------------------
                                           1,821,723                  674,744
        ----------------------------------------------------------------------
          INCOME (LOSS)
             BEFORE INCOME
             TAX (BENEFIT)
             AND
             EXTRAORDINARY
             INCOME                       (2,265,297)                 834,682
     INCOME TAX (BENEFIT)                          -                  318,000
     -------------------------------------------------------------------------
          INCOME (LOSS)
             BEFORE
             EXTRAORDINARY
             INCOME                       (2,265,297)                 516,682
     EXTRAORDINARY INCOME -
        SETTLEMENT OF DEBTS
        AT A DISCOUNT                              -                        -
       -----------------------------------------------------------------------
     NET INCOME (LOSS)                   $(2,265,297)                $516,682
     =========================================================================
     INCOME (LOSS) PER
        COMMON SHARE:
        Income (loss) before
          extraordinary
          income                               $(.76)                    $.17
        Extraordinary income                       -                        -
       -----------------------------------------------------------------------
          Net income (loss)                    $(.76)                    $.17
      ========================================================================
     WEIGHTED AVERAGE
       NUMBER OF COMMON
       SHARES                              3,000,000                3,000,000
      ========================================================================
                     See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                                                     GENERAL BEARING CORPORATION
                                                                AND SUBSIDIARIES

                                             Consolidated Statements of Changes
                                                         in Stockholder's Equity

    ==========================================================================
                                              10.5%
                                           cumulative,      5% cumulative,
                                            Series B           Series A
                                            preferred          preferred
                                           stock, par         stock, par
                                         value $.01 per      value $894.50
                                              share            per share
                                     Shares     Amount     Shares     Amount
    --------------------------------------------------------------------------

   BALANCE, DECEMBER 26, 1992       1,000    $3,000,000    10,000   $8,945,000
      Cancellation of outstanding
        shares pursuant to
        Chapter XI
        reorganization            (1,000)  (3,000,000)    (10,000) (8,945,000)

      Shares issued to World Machinery
        Company pursuant to Chapter XI
        reorganization                     -        -         -        -

      Contributed capital                  -        -         -        -

      Net income                           -        -         -        -
      ------------------------------------------------------------------------
      BALANCE, DECEMBER 25, 1993           -        -         -        -

      Net income                           -        -         -        -
      ------------------------------------------------------------------------
      BALANCE, DECEMBER 31, 1994           -        -         -        -

      Net loss                             -        -         -        -
      ------------------------------------------------------------------------
      BALANCE, DECEMBER 30, 1995           -        -         -        -
      Net income (unaudited)               -        -         -        -
      ------------------------------------------------------------------------
      BALANCE, JUNE 29,
             1996 (unaudited)              -     $  -         -     $  -
      ========================================================================


                                                    GENERAL BEARING CORPORATION
                                                               AND SUBSIDIARIES

                                            Consolidated Statements of Changes
                                                       in Stockholder's Equity
                                                                   (continued)

      =======================================================================
                                         Preferred           Common
                                           stock               stock
              				  -------------     -------------
                                      Shares      Amount     Shares  Amount
				      --------  --------      ------ -------
      BALANCE, DECEMBER 26, 1992         -      $ -     24,000,000  $0240,000
      Cancellation of outstanding
         shares pursuant to
         Chapter XI
         reorganization                 -         -     (24,000,000) (240,000)

      Shares issued to World Machinery
        Company pursuant to Chapter XI
        reorganization                        -       -  3,000,000  30,000
      Contributed capital                     -       -          -       -
      Net income                              -       -          -       -
     ----------------------------------------------------------------------
      BALANCE, DECEMBER 25, 1993              -       -  3,000,000  30,000

      Net income                              -       -          -       -
      ----------------------------------------------------------------------
      BALANCE, DECEMBER 31, 1994              -       -  3,000,000  30,000
      Net loss                                -       -          -       -
      ----------------------------------------------------------------------
      BALANCE, DECEMBER 30, 1995              -       -  3,000,000  30,000
      Net income (unaudited)                  -       -          -       -
      ----------------------------------------------------------------------
      BALANCE, JUNE 29, 1996
             (unaudited)                     -     $ -   3,000,000  $0030,000
      =======================================================================
                 See accompanying summary of significant accounting policies and notes to consolidated financial statements.

                                                  GENERAL BEARING CORPORATION
                                                           AND SUBSIDIARIES


                                            Consolidated Statements of Changes
                                                     in Stockholder's Equity
                                                                 (continued)
     ========================================================================
                                                  Additional
                                                     paid-in
                                                     capital       Deficit
                                                --------------    ------------

      BALANCE, DECEMBER 26, 1992                 $000(44,650)   $(24,397,276)
      Cancellation of outstanding shares pursuant
        to Chapter XI reorganization              12,177,800           -

      Shares issued to World Machinery Company
        pursuant to Chapter XI reorganization        (29,900)          -

      Contributed capital                            100,000           -
      Net income                                           -      15,470,552
      -----------------------------------------------------------------------
      BALANCE, DECEMBER 25, 1993                  12,203,250     (8,926,724)

      Net income                                           -       363,237
      ----------------------------------------------------------------------
      BALANCE, DECEMBER 31, 1994                  12,203,250    (8,563,487)
      Net loss                                             -    (1,728,900)
      -----------------------------------------------------------------------
      BALANCE, DECEMBER 30, 1995                  12,203,250   (10,292,387)
      Net income (unaudited)                               -       516,682
      ---------------------------------------------------------------------
      BALANCE, JUNE 29, 1996 (unaudited)         $12,203,250  $0(9,775,705)
      =====================================================================
                   See accompanying summary of significant accounting policies and notes to consolidated financial statements.

					GENERAL BEARING CORPORATION
					           AND SUBSIDIARIES

                                 Consolidated Statements of Cash Flows


                                                          Year ended
                                        ------------------------------------
                                           December      December      December
						25,          31,          30,
                                               1993          1994        1995
					   -----------------------------------

     CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income (loss)                  $15,470,552  $363,237  $1,728,900)
        Add (deduct) noncash items charged
          (credited) to income:
          Extraordinary income             (15,835,639) (108,275)         -
          Deferred income taxes                      -           -   (500,000)
          Depreciation and amortization        540,253     505,447    520,082
          Equity in (income) loss of
             affiliate                         182,802    (403,071)   (78,587)
          Revaluation of equity investment           -           -    960,000
          Revaluation of goodwill                    -           -     93,333

          (Gain) loss on disposal of
             equipment and improvements              -     (24,073)   144,967
          Other                                (38,172)     (9,787)    64,928
          Add (deduct) changes in operating
             assets and liabilities:
             Accounts receivable              (517,949) (1,345,403)  (457,381)
             Inventories                      (523,371) (4,757,159)(2,963,603)
             Prepaid expenses and other
               assets                           13,845    (183,484)   169,234
             Due to (from) affiliates          (17,693)   (399,601)   617,296
             Accounts payable and accrued
               expenses                        930,688   1,665,002  1,788,263
             Accrued customer damage claims          -           -  1,564,742
        ----------------------------------------------------------------------
                  NET CASH PROVIDED BY (USED
                    IN) OPERATING ACTIVITIES   205,316  (4,697,167)   194,374
         ---------------------------------------------------------------------
     CASH FLOWS FROM INVESTING ACTIVITIES:
        Equipment purchases                   (156,412) (253,892)  (1,111,653)
        Sale of machinery                         -      86,000          -
        Net cash from acquisition            291,846        -            -
      -------------------------------------------------------------------------
                  NET CASH PROVIDED BY (USED
                    IN) INVESTING ACTIVITIES  135,434  (167,892)   (1,111,653)
       -----------------------------------------------------------------------
     CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from long-term debt            -           -       1,560,000
        Repayment of long-term debt           (562,210)     -        (111,420)
        Increase (decrease) in note payable -
            bank                                  -      4,158,002   892,785
        Proceeds from long-term debt and
          other balances - parent              500,000     500,000          -
        Repayment of long-term debt and other
           balances - parent                       -       (50,918) (1,440,304)
         ---------------------------------------------------------------------
                  NET CASH PROVIDED BY (USED
                    IN) FINANCING ACTIVITIES   (62,210)  4,607,084    901,061
          -------------------------------------------------------------------
     NET INCREASE (DECREASE) IN CASH           278,540    (257,975)   (16,218)
     CASH, BEGINNING OF PERIOD                  46,388     324,928     66,953
     -------------------------------------------------------------------------
     CASH, END OF PERIOD                      $324,928     $66,953    $50,735
     =========================================================================
                See accompanying summary of significant accounting policies and notes to consolidated financial statements.



                                                 General Bearing Corporation
                                                            and Subsidiaries

                                        Consolidated Statements of Cash Flows
                                                                 (continued)


                                                         Six months ended
					        ------------------------------
                                                 June 30               June 29
                                                   1995                  1996
						------------------------------
                                                            (Unaudited)

     CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income (loss)                     $(2,265,297)            $516,682
        Add (deduct) noncash items charged
           (credited) to income:
          Extraordinary income                        -                     -
          Deferred income taxes                        -                 318,000
          Depreciation and amortization           192,440                271,117
          Equity in (income) loss of affiliate      7,466                   -
          Revaluation of equity investment        960,000                   -
          Revaluation of goodwill                  93,333                   -
          (Gain) loss on disposal of equipment and
             improvements                            -                      -
          Other                                    64,928                   -
          Add (deduct) changes in operating
             assets and liabilitie
            Accounts receivable                  (487,079)            772,221
             Inventories                         (730,826)          1,840,530
             Prepaid expenses and other assets    310,284              80,971
             Due to (from) affiliates              91,462             696,784
             Accounts payable and accrued
                  expenses                      2,029,312         (2,341,246)
             Accrued customer damage claims     1,852,000           (863,821)
          -------------------------------------------------------------------
                  NET CASH PROVIDED BY
                    (USED IN) OPERATING
                    ACTIVITIES                 2,118,023          1,291,238
          --------------------------------------------------------------------
     CASH FLOWS FROM INVESTING ACTIVITIES:
        Equipment purchases                    (957,111)           (444,072)
        Sale of machinery                           -                    -
        Net cash from acquisition                   -                    -
     -------------------------------------------------------------------------
                  NET CASH PROVIDED BY
                  (USED IN) INVESTING
                   ACTIVITIES                   (957,111)          (444,072)
     -------------------------------------------------------------------------
     CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from long-term debt            1,560,000               -
        Repayment of long-term debt                 -              (111,420)
        Increase (decrease) in note
              payable - bank                   (1,616,603)         (490,586)
        Proceeds from long-term debt
          and other balances - parent                -                   -
        Repayment of long-term debt
          and other balances - parent          (1,163,944)          (278,844)
       -----------------------------------------------------------------------
             NET CASH PROVIDED BY
              (USED IN) FINANCING
               ACTIVITIES                      (1,220,547)           (880,850)
     -------------------------------------------------------------------------
     NET INCREASE (DECREASE) IN CASH             (59,635)             (33,684)
     CASH, BEGINNING OF PERIOD                     66,953              50,735
     -------------------------------------------------------------------------
     CASH, END OF PERIOD                          $7,318              $17,051

                                                General Bearing Corporation
                                                           and Subsidiaries

                                 Summary of Significant Accounting Policies
                 (Information related to the six months ended June 30, 1995 and June 29, 1996 is unaudited)

          THE COMPANY         General  Bearing Corporation  ("General") and
                              subsidiaries  (collectively,  the  "Company")
                              manufactures,    sources,    assembles    and
                              distributes ball bearings, including standard
                              radial,   electric  motor   quality,  tapered
                              roller and traction motor ball bearings, used
                              in a broad  range of industrial applications.
                              The  Company  supplies  bearings to  original
                              equipment manufacturers  and to manufacturing
                              industries,   railroad   companies  and   the
                              industrial   aftermarket  primarily   in  the
                              United  States and  Canada. The  Company also
                              markets   bearings   for  freight   cars  and
                              locomotives  worldwide.  The  Company   is  a
                              wholly-owned  subsidiary  of World  Machinery
                              Company ("World" or "Parent").


          PRINCIPLES OF       The   accompanying   consolidated   financial
          CONSOLIDATION       statements  include  the accounts  of General
                              and    its    majority-owned    subsidiaries.
                              Investments in 20%- to 50%-owned companies are accounted for on the equity method.

                              All significant intercompany accounts and transactions have been eliminated.


          INVENTORIES         Inventories are stated at  the lower of  cost
                              (first-in, first-out method) or market.


          FIXED ASSETS        The  cost of depreciable  plant and equipment
                              is   depreciated   for  financial   reporting
                              purposes  over  the  estimated  useful  lives
                              using the straight-line or  declining balance
                              methods.   The   estimated  lives   for  each
                              property classification are as follows:

          =================================================================
          Machinery and equipment                          3 to 10 years

          Furniture and fixtures                                10 years

          Transportation equipment                          3 to 5 years

          Leasehold improvements  Lesser of life of lease or useful life
          =================================================================


                              Expenditures for maintenance, repairs and minor renewals or betterments are charged against income. Major renewals and replacements are capitalized.

          REVENUE             The Company recognizes  revenue when products
          RECOGNITION         are shipped.

          REPORTING PERIOD    The reporting period for the Company is a 52-
                              53 week period ending on the last Saturday in December. There were 52 weeks in the period ended December 25, 1993 and 1995 and 53 weeks in the period ended December 31, 1994.

          INCOME TAXES        The  Company  files  a  consolidated  Federal
                              income  tax  return   with  its  Parent   and
                              separate state and local tax returns. Federal income taxes are calculated as if the Company filed its tax return on a separate return basis.

                              Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.


          USE OF ESTIMATES    The  preparation of  financial statements  in
                              conformity with generally accepted accounting
                              principles   requires   management  to   make
                              estimates  and  assumptions that  affect  the
                              reported  amounts of  assets and  liabilities
                              and  disclosure  of   contingent  assets  and
                              liabilities  at  the  date  of  the financial
                              statements  and   the  reported   amounts  of
                              revenues and expenses during the reporting period. Actual results could differ from those estimates.

          ESTIMATED FAIR Statement of Financial Accounting Standards VALUE OF FINANCIAL ("SFAS") No. 107, "Disclosure About Fair
          INSTRUMENTS         Value  of  Financial  Instruments",  requires
                              disclosures of fair  value information  about
                              financial  instruments,  for   which  it   is
                              practicable to estimate the value, whether or not recognized on the balance sheet.

                              The fair value of financial instruments, including cash, accounts receivable and accounts payable, approximate their carrying value because of the current nature of these instruments. The carrying amounts of the Company's note payable - bank and long-term debt - bank approximate fair value because the interest rates on these instruments are subject to changes with market interest rates. It is not practical to determine the fair value of receivables from, payables to and long-term debt payable to the parent and affiliates because of the nature of their terms.


          CONCENTRATIONS OF   The  Company  extends   credit  based  on  an
          CREDIT RISK         evaluation   of   the  customer's   financial
                              condition,   generally   without    requiring
                              collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.


          LONG-LIVED ASSETS   Long-lived  assets,  such  as   goodwill  and
                              property  and  equipment,  are evaluated  for
                              impairment   when   events   or  changes   in
                              circumstances  indicate   that  the  carrying
                              amount of the assets  may not be  recoverable
                              through  the  estimated  undiscounted  future
                              cash flows from the use of these assets. When
                              any  such  impairment  exists,   the  related
                              assets will  be written  down to  fair value.
                              This policy  is in accordance  with Statement
                              of  Financial  Accounting  Standards  No. 121
                              ("SFAS No. 121"),    "Accounting    for   the
                              Impairment  of  Long-Lived  Assets   and  for
                              Long-Lived  Assets to Be  Disposed Of," which
                              is effective for fiscal years beginning after
                              December 15, 1995. The Company  elected early
                              adoption   of   this   standard    and   has,
                              accordingly, written down its goodwill as of December 30, 1995 (Note 10).


          RECENT ACCOUNTING   In  October 1995,  the  Financial  Accounting
          STANDARDS           Standards Board issued Statement of Financial
                              Accounting Standards No. 123, "Accounting for
                              Stock-Based  Compensation" ("SFAS  No. 123").
                              SFAS No. 123 encourages entities to adopt the
                              fair  value method in place of the provisions
                              of   Accounting   Principles  Board   Opinion
                              No. 25,  "Accounting  for  Stock   Issued  to
                              Employees"    ("APB    No. 25"),   for    all
                              arrangements  under  which employees  receive
                              shares  of stock or  other equity instruments
                              of   the  employer  or  the  employer  incurs
                              liabilities to employees in amounts based on the price of its stock. The Company does not anticipate adopting the fair value method encouraged by SFAS No. 123 and will account for such transactions in accordance with APB
                              No. 25.


          EARNINGS PER        Earnings per common share are computed on the
          COMMON SHARE        basis  of  the  weighted  average  number  of
                              common shares outstanding during the year.


          INTERIM FINANCIAL   The   accompanying   unaudited   consolidated
          INFORMATION         interim   financial   statements  have   been
                              prepared   in   accordance   with   generally
                              accepted  accounting  principles for  interim
                              financial  information.  In  the  opinion  of
                              management,  all  adjustments (consisting  of
                              only  normal  recurring accruals)  considered
                              necessary for  a fair presentation  have been
                              included. Operating results for the six-month
                              period   ended   June 29,   1996    are   not
                              necessarily  indicative  of the  results that
                              may  be   expected   for  the   year   ending
                              December 27, 1996.

         1.   INVENTORIES     Inventories consist of the following:


                                 December 31,   December 30,    June 29,
                                     1994           1995          1996
          -----------------------------------------------------------------
          Finished goods          $8,597,545   $11,134,414    $8,600,697

          Raw materials,
               purchased parts
               and
               work-in-process     5,065,086     5,491,820     6,185,007
          -----------------------------------------------------------------
                                 $13,662,631   $16,626,234   $14,785,704
          =================================================================

         2.   FIXED ASSETS    Fixed assets consist of the following:



                                 December 31,   December 30,    June 29,
                                     1994           1995          1996
          -----------------------------------------------------------------
          Machinery and
          equipment               $5,185,392    $6,071,074    $6,329,203

          Furniture and fixtures     601,303       608,468       749,254

          Leasehold improvements     821,318       389,729       415,987

          Transportation
          equipment                  119,088        88,893       105,155
          -----------------------------------------------------------------
                                   6,727,101     7,158,164     7,599,599

          Less:     Accumulated
                    depreciation
                        and
                    amortization   4,699,026     4,677,994     4,944,760
          -----------------------------------------------------------------
                                  $2,028,075    $2,480,170    $2,654,839
          =================================================================


                              Depreciation and amortization expense was $540,253, $505,447 and $518,368 for the years
                              1993, 1994 and 1995, respectively. Depreciation and amortization expense for the six months ended 1995 and 1996 was $192,440 and $269,403, respectively.

                              The Company purchased, through an affiliate, $750,000 of machinery and equipment in 1995 which has not been placed into service.


         3.   OTHER ASSETS    Other assets consist of the following:


                                 December 31,   December 30,    June 29,
                                     1994           1995          1996
          -----------------------------------------------------------------
          Security deposits and
          other                     $111,103       $20,174       $15,525

          Deferred loan costs              -        22,286        20,572

          Miscellaneous
          receivables                145,000             -             -

          Goodwill, net of
               accumulated
               amortization of
               $6,667 (Note 10)       93,333             -             -
          -----------------------------------------------------------------
                                    $349,436       $42,460       $36,097
          =================================================================

         4.   INVESTMENTS
              AND ADVANCES

                                 December 31,   December 30,    June 29,
                                     1994           1995          1996
          -----------------------------------------------------------------
          Investments in
            affiliates:
              50%-owned,
              at equity -
              Alurop Trading
              Corp., a Panamanian
              holding company
              whose principal
              asset is 100% of
              the capital stock
              of WMW Machinery
              of New Jersey,
              Inc.(a) (b)           $977,479            $-            $-

            Less than
              50%-owned - at
              equity:

          Shanghai General
               Bearing Company
               Ltd. (25%-owned)
               and Wafangdian
               Hyatt Bearing
               Manufacturing Co.
               Ltd.  (25%-owned)
               (c)                   591,388       687,454       687,454
           ----------------------------------------------------------------
                                  $1,568,867      $687,454      $687,454
           ================================================================

          Advances to Parent and
               affiliates:
          =================================================================
              Current:
                 Parent(d)          $260,918      $116,222      $395,066

                 Shar
                  General Corp.       97,795        57,094             -

                 All others           55,265        42,034         7,521
          -----------------------------------------------------------------
                                    $413,978      $215,350      $402,587
          =================================================================

              Long-term:
                 General IKL
                 Corp. (see
                 Note 11(e))        $255,824      $255,824      $255,824
          =================================================================

                              (a)  Condensed   financial    data   of   WMW
                                   Machinery of New Jersey, Inc. ("WMW") is as follows:


          BALANCE SHEET


          December 31, 1994
          -----------------------------------------------------------------
          ASSETS
          Current assets                                        $121,000

          Other assets                                           523,000

          Investment in redeemable preferred
               stock - affiliate                              12,049,000
          -----------------------------------------------------------------
                                                             $12,693,000
          =================================================================
          LIABILITIES
          Accounts payable                                    $9,121,000

          Other current liabilities                              845,000

          Notes and other payables -
               affiliates                                        772,000
          -----------------------------------------------------------------
                                                             $10,738,000
          =================================================================
          STOCKHOLDERS' EQUITY                                $1,955,000
          =================================================================

          STATEMENT OF OPERATIONS


          Year ended December 31, 1994
          -----------------------------------------------------------------
          Net sales                                             $146,000
          Operating loss                                         (57,000)
          Net income                                             578,000
          =================================================================
                              (b) During 1995, the Company revalued its equity investment in Alurop Trading Corp. to properly reflect its share of equity to be realized from the investment. The Company determined that due to WMW being Alurop's only asset, the limited operations of WMW and the uncertain value of WMW's investment in preferred stock, the Company has written off its investment (Note 10).

                              (c) Condensed financial data of Shanghai General Bearing Company Ltd. are as follows:

          BALANCE SHEETS

                                              December 31,   December 30,
                                                  1994           1995
          -----------------------------------------------------------------
          Current assets                      $2,663,000      $2,585,000
          Total assets                         6,512,000       6,293,000
          Current liabilities                  3,318,000       3,319,000
          Total liabilities                    3,318,000       3,336,000
          Stockholder's equity                 3,194,000       2,957,000
          =================================================================

          STATEMENTS OF OPERATIONS
                                                      Year ended
                                           --------------------------------
                                              December 31,   December 30,
                                                  1994           1995
          -----------------------------------------------------------------
          Net sales                           $5,875,000      $7,321,000
          Gross profit                         1,352,000       1,586,000
          Operating income                       521,000         438,000
          Net income                             456,000         384,000
          =================================================================
                              (d) Includes accrued interest payable to the parent of $150,000, $300,000 and
                                   $375,000  as   of  December   31,  1994,
                                   December 30,  1995  and June  29,  1996,
                                   respectively,     relating     to    the
                                   subordinated note (Note 7).

         5.   NOTE PAYABLE    The Company  is obligated  to a bank  under a
              - BANK          revolving  line  of credit  which  expires on
                              July 1,  1998 and  a term loan  (see Note 7).
                              The loan and security agreement  provides the
                              Company with  a secured line of  credit of up
                              to   $15   million   for   working   capital,
                              acceptances and letters of credit.

                              Borrowings under the credit line are based upon percentage formulas relating to accounts receivable and inventories. The maximum amount available is reduced by the term loan balance outstanding. Interest on the outstanding obligation is payable at the bank's prime rate plus 2%, 10.25% at June 29, 1996. The loan is secured by all of the Company's inventories, accounts receivable, general intangibles, and certain machinery and equipment. The loan and security agreement also contains certain restrictive covenants which include, among others, the maintenance of financial ratios relating to working capital and net worth, limitations on capital expenditures and payment of dividends, and prepayment penalties. At December 30, 1995, the Company was in violation of certain loan covenants; however, the bank agreed to waive those violations and amended the covenants going forward.

                              Commitments under letters of credit amounted to $398,736 at June 29, 1996.


         6.   TAXES ON        Provisions  for  Federal,   state  and  local
              INCOME          income taxes consist of the following:

                                 Year ended              Six months ended
                       ----------------------------     -------------------
                       December  December  December     June 30,  June 29,
                       25, 1993  31, 1994  30, 1995       1995      1996
          -----------------------------------------------------------------
          Deferred
           (benefit):
               Federal   $ -       $ -   $(473,000)      $ -    $302,000

               State
                and
                local      -         -     (27,000)        -      16,000
          -----------------------------------------------------------------
                         $ -       $ -   $(500,000)      $ -    $318,000
          =================================================================

                              The major elements contributing to the difference between the Federal statutory rate and the Company's effective tax rate are as follows:


                                 Year ended              Six months ended
                       ----------------------------   ---------------------
                       December  December  December   June 30,  June 29,
                       25, 1993  31, 1994  30, 1995     1995      1996
          -----------------------------------------------------------------
          Statutory
          rate           34.0%     34.0%     34.0%       34.0%     34.0%
          (Increase)
             decrease
             in
             valuation
             allowance
             (due primarily
             to non-utiliza-
             tion of net
             operating
             loss)      (35.8)    (41.8)     (9.1)      (33.0)        -
          Permanent
             and
             other
             differences  1.8       7.8       1.0        (1.0)      4.0
          -----------------------------------------------------------------
                            -%        -%     25.9%          -%     38.0%
          =================================================================

                              Temporary differences which give rise to a significant portion of deferred tax assets and liabilities are as follows:


                                 December 31,   December 30,    June 29,
                                     1994           1995          1996
          -----------------------------------------------------------------
          Gross deferred tax
          assets:
               Accounts
                    receivable
                    allowances       $90,000       $90,000      $104,000
               Net operating
                    loss
                    carryforwards  4,230,000     4,693,000     4,516,000
               Other                 189,000       336,000       117,000
          -----------------------------------------------------------------
                                   4,509,000     5,119,000     4,737,000

          Gross deferred tax
               liabilities:
               Plant and
                    equipment,
                    depreciation
                    differences     (514,000)     (351,000)     (289,000)
          -----------------------------------------------------------------
                                   3,995,000     4,768,000     4,448,000
          Valuation allowance     (3,995,000)   (4,268,000)   (4,266,000)
          -----------------------------------------------------------------
                                          $-      $500,000      $182,000
          =================================================================

                              Management believes that the remaining portion of the deferred tax asset will more likely than not be fully realized based on the Company's historical earnings and future expectations of adjusted taxable income.

                              As of December 30, 1995, the Company has Federal tax loss carryovers of approximately $13.2 million expiring at various dates through the year 2010.


         7.   LONG-TERM
              DEBT


                                 December 31,   December 30,    June 29,
                                     1994           1995          1996
          -----------------------------------------------------------------
          Bank:
               $1,560,000 three
                  year loan
                  from the
                  same bank
                  referred to
                  in Note 5.
                  Interest is
                  calculated
                  at the
                  bank's prime
                  rate plus
                  2%; 10.25%
                  at June 29,
                  1996;
                  principal of
                  $18,570 plus
                  interest is
                  payable
                  monthly,
                  through
                  June 1, 1998
                  with final
                  payment of
                  $910,050 due
                  July 1, 1998.        $-       $1,448,580    $1,337,160
               Less:     Current
                           maturities   -       222,840       222,840
           ----------------------------------------------------------------
                                           -     1,225,740     1,114,320
           ----------------------------------------------------------------

           ================================================================

                                 December 31,   December 30,    June 29,
                                     1994           1995          1996
          -----------------------------------------------------------------
          Parent:
               6% subordinated
                    promissory
                    notes due
                    December
                    1998.
                    Interest is
                    accruable
                    but is to be
                    paid annually
                    only out of
                    net income
                    in excess of
                    $400,000.
                    The notes
                    are subordinated
                    to the rights
                    of all creditors
                    and are secured
                    by machinery
                    and equipment
                    having a net
                    book value
                    of approximately
                    $1,400,000 at
                    December 30,
                    1995          $2,500,000    $2,500,000    $2,500,000

               Noninterest-bearing
                    promissory
                    note,
                    payable in
                    annual
                    installments
                    of $125,000
                    commencing
                    December
                    1993. The
                    1993 and 1994
                    installments
                    were deferred
                    until, and
                    paid in, 1995.
                    Repayment is
                    subject to
                    management
                    discretion.      750,142       375,142       375,142

               6% loan payable
                    due December
                    1995, interest
                    payable
                    quarterly      1,000,000             -             -

               Accrued interest      210,000             -             -
          -----------------------------------------------------------------
                                   4,460,142     2,875,142     2,875,142
          -----------------------------------------------------------------

          =================================================================
                                 December 31,   December 30,    June 29,
                                     1994           1995          1996
          -----------------------------------------------------------------
          Affiliates:

               General-IKL Corp.
                    (see Note 11
                    (d))            $758,173      $716,422      $727,912
          -----------------------------------------------------------------
                                  $5,218,315    $4,817,304    $4,717,374
          =================================================================

                              At December 30, 1995, aggregate principal payments for the long-term bank debt agreements are $222,840 in 1996, $222,840 in
                              1997  and $1,000,900  in 1998.  The repayment
                              terms of the long-term debt - parent and affiliates are stated above or are at the discretion of management.


         8.   DISCRETIONARY   The  Company  and certain  of  its affiliates
              PROFIT          maintain   profit   sharing  plans   covering
              SHARING PLAN    eligible  salaried  and  nonunion  employees.
                              Contributions are  made to  the plans at  the
                              discretion   of   the   management   of   the
                              companies. The Company made  contributions of
                              $30,000 and $60,000 for 1993 and 1994.  There
                              were no  contributions recorded in  1995. For
                              the  six  months  ended  1996,   the  Company
                              recorded accrued contributions of $15,000.


         9.   PROVISION FOR   In  1995,  the  Company  was   notified  that
              CUSTOMER        certain  wheel  bearings   supplied  to   the
              DAMAGE CLAIMS   railroad     industry     did    not     meet
                              specifications.  As  a result,  substantially
                              all  these  bearings  previously  sold,  were
                              recalled to  be reworked. In  connection with
                              this  recall,  the  Company  made  a  special
                              provision against earnings of  $2,152,000, in
                              the    year    ended    December 30,    1995,
                              representing  the   estimated  liability  for
                              rework costs and customer damage claims.

        10.   OTHER           Other (income) expense consists of:
              (INCOME)
              EXPENSE

                         December  December  December   June 30,  June 29,
                         25, 1993  31, 1994  30, 1995     1995      1996
          -----------------------------------------------------------------
          Revaluation of
               equity in
               vestment
               (Note 4)
               (b)          $-        $-      $960,000     $960,000   $-
          Revaluation of
               goodwill
               (Note 3)      -         -        93,333     93,333      -
          Interest
          income        (436,244)      -          -          -         -

          Litigation
             settlement (235,013)      -          -          -         -
          Other           (7,926)  (19,699)    179,706     64,928      -
        -------------------------------------------------------------------
                       $(679,183) $(19,699) $1,233,039 $1,118,261     $-
        ===================================================================

        11.   TRANSACTIONS    (a)  The    Company    made   purchases    of
              WITH                 approximately $5.3 million, $6.9 million
              AFFILIATES           and  $9.1 million   from  affiliates  in
                                   1993, 1994 and  1995, respectively.  For
                                   the six months  ended 1995 and 1996, the
                                   Company made  purchases of approximately
                                   $4.9    million   and    $3.7   million,
                                   respectively.    Accounts   payable    -
                                   affiliates relate primarily to these purchases.

                              (b) General shares office facilities and provides services for several affiliates. General charged these affiliates $108,000, $115,000 and
                                   $120,000   in   1993,  1994   and  1995,
                                   respectively.   General   charged  these
                                   affiliates $60,000 for each of the six months ended 1995 and 1996.

                              (c) General leases property, including its corporate headquarters, from Gussack Realty Company ("Realty"), which is owned by the shareholders of World. Rent and real estate taxes paid to the affiliate were approximately $786,000, $923,000 and $861,000 in 1993, 1994 and
                                   1995, respectively (see Note 12). For the six months ended 1995 and 1996, the Company paid rent and real estate taxes of $505,710 and $500,010, respectively.

                              (d) The Company made payments for and advances to World, World subsidiaries and joint ventures and certain affiliates for payroll, benefits, and other expenses. Such payments aggregated approximately $84,000, $1,708,000 and
                                   $1,742,000  for  the fiscal  years ended
                                   1993, 1994 and  1995, respectively.  For
                                   the six months ended 1995 and 1996, such
                                   payments   amounted   to   approximately
                                   $970,000 and $776,000, respectively.

                              (e) The amounts receivable from and payable to General-IKL Corp., a corporate joint venture with a manufacturer located in the former Republic of Yugoslavia, are restricted due to the suspension of economic activity with that country.


        12.   COMMITMENTS     (a)  Effective   January 1996,   the  Company
              AND                  completed a move to new facilities owned
              CONTINGENCIES        by Realty. Existing obligations  under a
                                   long-term   lease   for   the   previous
                                   facilities, also owned by Realty, were waived. The facilities are currently leased on a month-to-month basis.

                                   Rent expense consists of the following:


                                     Year ended            Six months ended
                           ----------------------------    ----------------
                           December  December  December    June 30, June 29,
                           25, 1993  31, 1994  30, 1995      1995    1996
          -----------------------------------------------------------------
          Gross rent paid
               (excluding
               taxes)      $596,016  $756,555  $748,320  $377,010  $371,310

          Less: Reimbursed
                 from
                 related
                 companies (108,000) (123,791) (224,820) (112,400)  (15,600)
          -----------------------------------------------------------------
                           $488,016  $632,764  $523,500  $264,610  $355,710
          =================================================================

                              (b) The Company is obligated under an operating lease for manufacturing facilities  in  New  Jersey through  May
                                   1999. The lease requires payment of real
                                   estate taxes, insurance and maintenance.
                                   Rent expense was $238,000,  $204,000 and
                                   $204,000   in   1993,  1994   and  1995,
                                   respectively. Rent expense for each of the six-month periods ended 1995 and 1996 was $102,000.

                                   Minimum    annual    rentals    as    of
                                   December 30, 1995, under this lease, are as follows:

          Year                                                    Amount
          -----------------------------------------------------------------
          1996                                                  $216,000
          1997                                                   219,500
          1998                                                   239,500
          1999                                                   105,000
          -----------------------------------------------------------------
                                                                $780,000
          =================================================================

                              (c) The Company has a management consulting and noncompetition agreement with a former officer and stockholder. The agreement, which commenced as of July 1, 1980, provides for quarterly payments aggregating $35,000 per annum for twenty years. As of December 30, 1995, future payments required under the agreement total $157,500.

                              (d) In 1995, General and WMW Machinery of New Jersey, Inc. (formerly WMW Machinery, Inc.) commenced an action for damages in the United States District Court for the Southern District of New York against the successor to a former East German Foreign Trade Organization and certain other German parties.

                                   The  defendants  filed   an  answer  and
                                   counterclaim  which   included  a  claim
                                   against  General and  certain affiliates
                                   in   the   amount  of   $9,507,337   for
                                   allegedly failing to provide the working capital requirements of WMW Machinery of New Jersey, Inc.

                                   Management believes the claim against the Company to be entirely without merit and anticipates that the claim will have no material impact on the Company.

                                   Additionally, US Customs has asserted a claim against the Company, which the Company believes to be without merit. The Company denies any liability under this claim and believes that the claim will not have a material impact on the Company.

                              (e) General is party to a trademark license agreement which provides for increasing annual fees of between $25,000 and $35,000 through 1999, and $35,000 per year plus an inflation factor thereafter until 2009. The agreement contains an acceleration clause which provides for immediate payment of all remaining fees in the event of breach of contract.

                              (f) The Company has guaranteed certain of Realty's outstanding obligations of approximately $1.2 million to a bank and other parties.


        13.   SUPPLEMENTAL    For  the  periods  ended  December 25,  1993,
              CASH FLOW       December 31, 1994 and December 30,  1995, the
              INFORMATION     Company   paid   interest  of   approximately
                              $518,000,    $745,000,     and    $1,257,000,
                              respectively.  For the six  months ended 1995
                              and   1996,  the  Company  paid  interest  of
                              approximately    $602,000    and    $605,000,
                              respectively.


        14.   DISCHARGE       In   December   1993,  General   successfully
              FROM CHAPTER emerged from a Chapter XI bankruptcy XI - PLAN OF proceeding which commenced in September 1991. REORGANIZA- In connection with the plan of
              TIO             reorganization,  the   following  significant
                              transactions occurred:

                              (a) 100% of the common stock of General was acquired by World (see (b) below). (The shareholders of World, while not identical, were similar to the former owners of General).

                              (b) General was obligated to World for $14,701,416 (the "Obligation") resulting from World's purchase of a General obligation from the Wells Fargo Bank. The Obligation was satisfied by the issuance of a 6% secured promissory note in the amount of $2,500,000, a $750,142
                                   unsecured   promissory   note  and   the
                                   issuance of  1,000  shares of  $.10  par
                                   value  Class A  common stock  of General
                                   valued at $100.  The difference  between
                                   the face value of the Obligation and the
                                   settled  amounts ($11,451,174)  has been
                                   recorded    in     the    accounts    as
                                   "Extraordinary income - settlement of debts at a discount."

                              (c) To assist General with its plan of reorganization, World agreed to make advances of up to $1,200,000. $500,000 was advanced on  December 25, 1993  (see
                                   Note 7),  and  $500,000 was  advanced in
                                   January 1994.

                              (d) Unsecured creditors were offered a cash settlement equal to 5% of their outstanding pre-petition claims or in the alternative, 10% of such claims payable 2% per year for five years.

                              (e) The holders of the Company's redeemable Series B preferred stock, its Series A preferred stock and its common stock received no consideration.

                              (f) The Company entered into a financing agreement with the Bank of New York
                                   ("BNY")    replacing    its     existing
                                   arrangement with BNY.

                              In connection with the plan of reorganization, the Company settled its pre-petition obligations at a discount. A summary of the income arising from this settlement follows:

          -----------------------------------------------------------------
          Reduction in obligations owing to:

               World                                         $11,451,174

               Unsecured creditors and reversals of
                  accruals                                     3,974,480

               Affiliates and shareholders                       409,985
          -----------------------------------------------------------------
                                                             $15,835,639
          =================================================================


        15.   SUBSEQUENT      (a)  In  connection  with a  proposed initial
              EVENTS               public offering of its common stock, the
                                   Company, on October 10,  1996, filed  an
                                   amendment   to    its   Certificate   of
                                   Incorporation, increasing the authorized
                                   common shares from 10,600  to 19,000,000
                                   and  changing its  $.10  par  value  per
                                   common  share  to  $.01 par  value,  and
                                   effecting  a 3,000-for-one  stock split.
                                   Additionally,  the  amendment authorizes
                                   1,000,000 shares of preferred stock $.01
                                   par  value  per  share.  The   Board  of
                                   Directors  is  authorized  to   fix  the
                                   rights,   preferences,  privileges   and
                                   restrictions of any series  of preferred
                                   stock,  including  the dividend  rights,
                                   original issue price, conversion rights,
                                   voting  rights,   terms  of  redemption,
                                   liquidation preferences and sinking fund
                                   terms thereof, and  the number of shares
                                   constituting  any  such  series and  the
                                   designation thereof and  to increase  or
                                   decrease  the number  of shares  of such
                                   series  subsequent  to  the issuance  of
                                   shares of such series (but not below the
                                   number  of shares  of  such series  then
                                   outstanding).  All  share and  per share
                                   data   in  the   consolidated  financial
                                   statements have been adjusted to give retroactive effect to the stock split.

                              (b) In September 1996, the Company adopted the 1996 Stock Option and Performance Award Plan ("1996 Plan"), which authorizes the granting to directors, officers and key employees of the Company of incentive or nonqualified stock options, performance shares, restricted shares and performance units. The 1996 Plan covers up to 500,000 shares of common stock. Subject to the completion of the proposed offering, 257,500 options at the offering price were granted.

                                   The  exercise  of  any  incentive  stock
                                   option granted to  an eligible  employee
                                   may not  be less  than 100% of  the fair
                                   market  value  of the  shares underlying
                                   such option on the date of grant, unless
                                   such employee owns more  than 10% of the
                                   outstanding common stock or stock of any
                                   subsidiary or parent  of the Company, in
                                   which case  the  exercise price  of  any
                                   incentive stock option  may not be  less
                                   than 110%  of such fair market value. No
                                   option may be exercisable more  than ten
                                   years after  the date  of grant  and, in
                                   the  case of  an incentive  stock option
                                   granted to an  eligible employee  owning
                                   more than  10% of  the  common stock  or
                                   stock of any subsidiary or parent of the
                                   Company,  no more  than five  years from
                                   its  date  of  grant.  Options  are  not
                                   transferable, except upon  the death  of
                                   the    optionee.   In    general,   upon
                                   termination   of    employment   of   an
                                   optionee,  all  options granted  to such
                                   person which are not exercisable  on the
                                   date  of  such  termination  immediately
                                   expire,   and   any  options   that  are
                                   exercisable    expire    three    months
                                   following termination  of employment, if
                                   such  termination is  not the  result of
                                   death or retirement, two years following
                                   such termination if such termination was
                                   because of death  and one year following
                                   such termination if such termination was
                                   because  of   disability  or  retirement
                                   under the provisions of any retirement plan that may be established by the Company, or with the consent of the Company.

        =====================================
             No  dealer,  salesperson  or  any
        other  person  has been  authorized to
        give any  information or  to make  any
        representations   other   than   those
        contained  in this  Prospectus and, if
        given  or  made, such  information  or
        representations  must  not  be  relied
        upon as having been authorized by  the
        Company  or  the Underwriters.    This
        Prospectus  does  not  constitute   an
        offer to  sell or the solicitation  of
        any offer  to buy  any security  other
        than   the  shares   of  Common  Stock
        offered  by this  Prospectus, nor does
        it  constitute an  offer to  sell or a
        solicitation  is not authorized, or in
        which the person making such offer  or
        solicitation  is  not qualified  to do
        so, or  to any  person to  whom it  is
        unlawful   to   make  such   offer  or
        solicitation.   Neither  the  delivery
        of this Prospectus nor  any sale  made
        hereunder  shall,  under  any  circum-
        stances, create  any implication  that
        the  information contained  herein  is
        correct as  of any time subsequent  to
        the date hereof.

                  ----------------
                  TABLE OF CONTENTS
                   ---------------

                                         PAGE
                                         ----

        PROSPECTUS SUMMARY  . . . . . . .   3

        RISK FACTORS  . . . . . . . . . .   7

        COMPANY HISTORY . . . . . . . . .  14

        DILUTION  . . . . . . . . . . . .  15

        USE OF PROCEEDS . . . . . . . . .  16

        DIVIDEND POLICY . . . . . . . . .  17

        CAPITALIZATION  . . . . . . . . .  18

        SELECTED FINANCIAL DATA . . . . .  19

        MANAGEMENT'S DISCUSSION AND
        ANALYSIS OF RESULTS OF
        OPERATIONS AND FINANCIAL CONDITION
                                           21

        BUSINESS  . . . . . . . . . . . .  26

        MANAGEMENT  . . . . . . . . . . .  35

        PRINCIPAL STOCKHOLDER . . . . . .  41

        DESCRIPTION OF SECURITIES . . . .  42

        SHARES OF COMMON STOCK ELIGIBLE
        FOR FUTURE SALE . . . . . . . . .  44

        UNDERWRITING  . . . . . . . . . .  46

        LEGAL MATTERS . . . . . . . . . .  48

        EXPERTS . . . . . . . . . . . . .  49

        CHANGE IN INDEPENDENT AUDITORS  .  49

        AVAILABLE INFORMATION . . . . . .  49

        INDEX TO FINANCIAL STATEMENTS .   F-1

        =====================================


        =====================================

                  1,000,000 SHARES


                   GENERAL BEARING
                     CORPORATION




                    COMMON STOCK





                   --------------

                     PROSPECTUS

                   --------------





               H.J. MEYERS & CO., INC.



                 NOVEMBER ___, 1996

        ===========================

                                       PART II

     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses expected to be incurred in connection with the Offering described in this Registration Statement. All amounts are estimated except the Registration Fee.

          Registration fee              $    3,485.00
          NASD filing fee                    1,650.00
          NASD listing fee                        *
          Underwriters' nonaccountable
             expense allowance                    *
          Accounting fees and expenses            *
          Legal fees and expenses                 *
          Blue Sky fees and expenses              *
          Transfer agent fee                      *
          Printing and engraving                  *
          Miscellaneous                           *
                                   ------------------

             Total                 $    *
                                     -----------------

     ___________________________
     *    To be completed by amendment

          All of the above expenses of this Offering will be paid by the Company.

     ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article IX of the Company's Certificate of Incorporation provides that:

             "The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative, or by or in the right of the corporation to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, in accordance with and to the full extent permitted by statute. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this section. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under this Certificate of Incorporation or any agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

        Article X of the Company's Bylaws provides that:

             "Any person made or threatened to be made a party to or involved in any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter, "proceeding") by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, loss and liability (including, without limitation, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees), actually and necessarily incurred or suffered by him in connection with the defense of or as a result of such proceeding, or in connection with any appeal therein. The Corporation shall have the power to purchase and maintain insurance for the indemnification of such directors, officers and employees to the full extent permitted under the laws of the State of Delaware from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights of indemnification to which such director, officer or employee may be entitled.

             The right to indemnification conferred in this By-Law shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the
                                          --------  --------
        General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which services were or are rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this By-Law or otherwise."

             Statutory

             Generally, Section 145 of the General Corporation Law of the State of Delaware authorizes Delaware corporations, under certain circumstances, to indemnify their officers and directors against all expenses and liabilities (including attorneys' fees) incurred by them as a result of any suit brought against them in their capacity as a director or an officer, if they acted in good faith and in manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A director on officer may also be indemnified against expenses incurred in connection with a suit by or in the right of the corporation of such director or officer acted in good faith and in a manner reasonably believe to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

             The Underwriting Agreement provides that the Underwriters shall indemnify each director of the Company, each officer of the Company who signed this Registration Statement and each person who controls the Company against certain liabilities, including certain liabilities under the Act.

        ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

             In December 1993, the Company emerged from a bankruptcy reorganization which commenced in September 1991. In connection with its Plan of Reorganization, the Company issued to World (i) a 6% Secured Promissory Note due 1998 in the original principal amount of $2.5 million (the "Secured Note"), (ii) a non-interest bearing, Unsecured Promissory Note in the principal amount of $750,142 payable in annual installments of $125,000 commencing December 1993 (the "Installment Note") and (iii) 1,000 shares of Common Stock. The Secured Note, the Installment Note and the shares of Common Stock were issued in exchange for a note in the original principal amount of $12.0 million, together with accrued interest thereon in the amount of $2,701,416 that World had acquired from Wells Fargo Bank, N.A., one of the Company's lenders. The Secured Note, Installment Note and Common Stock were issued in a transaction exempt from registration under the Act pursuant to Section 1145 of Chapter 11 of the United States Bankruptcy Code (11 U.S. Code Section 1145). In connection with the issuance of such securities, no commissions or fees were paid.

     ITEM 16.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          (a)  Exhibits

         Exhibit No.                    Description of Exhibit
         ------------               ----------------------

          1.1            Underwriting Agreement+

          3.1            Second Restated Certificate of Incorporation

          3.2            By-Laws of the Company

          4.1            Specimen Stock Certificate+

          5              Opinion of Reid & Priest LLP+

          10.1 Loan and Security Agreement dated December 20, 1993 by and among the Bank of New York Commercial Corporation, the Company and Hyatt Railway Products Corp., including amendments 1 through 8 thereto.

          10.2 Contract dated June 1988 by and between Shanghai Rolling Bearing Factory and the Company, including Agreement for the Revision and Amendment to the Contract.

          10.3 Lease Agreement dated November 1, 1996 by and between Gussack Realty Company and the Company relating to West Nyack, New York premises.

          10.4 Lease dated March 15, 1988 by and between Lamington Associates II and the Company relating to the Union, New Jersey premises.+

          10.5 Sublease Agreement dated November 1, 1996 between the Company and World Machinery Company.

          10.6 Sublease Agreement dated November 1, 1996 between the Company and WMW Machinery Co.

          10.9           1996 Stock Option and Performance Award Plan.+

          21             List of Subsidiaries of the Company.

          23.1           Consent of Ferro, Berdon & Company, L.L.P.

          23.2           Consent of BDO Seidman, LLP

          23.3 Consent of Reid & Priest LLP (contained in Exhibit 5 hereto).

          24             Power of Attorney (included on page II-15).

          99.1           Consent of Harold S. Geneen pursuant to Rule 438 of the
                         Act.

          + To be filed by amendment.

          (B)  FINANCIAL STATEMENT SCHEDULES:

                    Report of Independent Certified Public Accountants
                    Schedule II Valuations and Qualifying Accounts

     ITEM 17.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (a) to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt deliver to each purchaser;

          (b) Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (i) For determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the Town of West Nyack, State of New York, on this 1st day of November 1996.

                                                GENERAL BEARING CORPORATION


                                                /s/ David  L. Gussack
                                                -----------------------------
                                                       David L. Gussack
                                                           President
                                                 (Principal Executive Officer)

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints Seymour I. Gussack, David L. Gussack and Christopher Moore, or either of them his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the above premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

            Signatures                Title                  Date
           ------------              ------                  -----


      /s/
        Seymour I. Gussack
      ---------------------   Chairman of the Board    November 1, 1996
        Seymour I. Gussack             of
                                    Directors

      /s/ David L. Gussack        President and        November 1, 1996
      ---------------------         Director
         David L. Gussack     (Principal Executive
                                    Officer)

                               Vice President and      November 1, 1996
      /s/ Christopher Moore         Treasurer
      --------------------    (Principal Financial
        Christopher Moore        and Accounting
                                    Officer)




      /s/Jerome Johnson
      ---------------------         Director           November 4, 1996
          Jerome Johnson

                  REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




     General Bearing Corporation
     West Nyack, New York


     The audit referred to in our report dated March 24, 1995 relating to the consolidated financial statements of General Bearing Corporation and Subsidiaries, which is contained in the Prospectus, included the audit of the financial statement schedule listed in the accompanying index for the years ended December 25, 1993 and December 24, 1994. This financial statement schedule is the responsibility of management. Our responsibility is to express an opinion on this financial statement schedule based upon our audit.

     In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.



					/s/ FERRO, BERDON & COMPANY
					---------------------------
					 FERRO, BERDON & COMPANY



     New York, New York
     November 4, 1996

		REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTATNS

General Bearing Corporation
West Nyack, New York

The audit referred to in our report dated September 13, 1996, except for Note 15(a) which is as of October 10, 1996 relating to the consolidated financial statements of General Bearing Corporation and Subsidiaries, which is contained in the Prospectus, included the audit of the financial statement schedule listed in the accompanying index for the year ended December 30, 1995. This financial statement schedule is the responsibility of management. Our responsibility is to express an opinion on this financial schedule schedule based upon our audit.

In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.


				/s/ BDO SEIDMAN, LLP
                                ----------------------
				BDO SEIDMAN, LLP


New York, New York
September 13, 1996

          (B)  SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

            Column A         Column B    Column C     Column D   Column E
            --------         --------    --------    ---------   --------

                                            Add
                                           -----
                            Balance at
                            beginning   Charged to                Balance at
                                of       costs and   Deductions     end of
          Description         period     expenses       (1)         period
          ------------       --------     -------    ---------    ---------



      Year ended December
      25, 1993 Allowance
      for doubtful          $250,000      $5,119        $119       $255,000
        accounts  . . . .
                         -----------  ---------- -----------   ------------

                            $250,000      $5,119        $119       $255,000
                         ===========  ========== ===========   ============


      Year ended December
      31, 1994
        Allowance for
        doubtful            $255,000         -           -         $255,000
        accounts  . . . . ----------     ---------   ----------------------

                            $255,000         -           -         $255,000
                          ==========    ==========   ======================


      Year ended December
      30, 1995
        Allowance for
        doubtful            $255,000     $17,050     $17,050       $255,000
        accounts  . . . .  ---------  ----------  ----------   ------------

                            $255,000     $17,050     $17,050       $255,000
                           =========    ========  ==========   ============
     (1)Uncollectible accounts written
            off net of recoveries